Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
Mammoth Energy Services, Inc.,
as Purchaser,
and
Chieftain Sand and Proppant, LLC
and
Chieftain Sand and Proppant Barron, LLC
as Sellers
Dated as of March 27, 2017

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1	Certain Definitions

1.2	Terms Defined Elsewhere in this Agreement
ARTICLE II. acquisition and transfer OF ASSETS; ASSUMPTION OF LIABILITIES

2.1	Acquisition and Transfer of Acquired Assets

2.2	Excluded Assets

2.3	Assumption of Liabilities

2.4	Excluded Liabilities

2.5	Assignment of Contracts and Rights

2.6	Limitations on Assignability

2.7	Executory Contract Designation

2.8	Additional Assigned Contracts
ARTICLE III. CONSIDERATION

3.1	Consideration

3.2	Withholding
ARTICLE IV. funding, CLOSING AND TERMINATION

4.1	Funding

4.2	Closing

4.3	Funding Deliveries by Sellers

4.4	Funding Deliveries by Purchaser

4.5	Closing Deliveries by Sellers

4.6	Closing Deliveries by Purchaser

4.7	Termination of Agreement

4.8	Procedure Upon Termination

4.9	Effect of Termination
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization

5.2	Authorization and Validity

5.3	No Conflict

5.4	Permits

5.5	Law and Legal Proceedings

5.6	Environmental Matters

5.7	Material Contracts

5.8	Intellectual Property

5.9	Title to Assets; Sufficiency

5.10	Real Property

5.11	No Brokers or Finders

5.12	Financial Statements

5.13	Compliance with Laws; Regulatory Matters

5.14	Absence of Undisclosed Liabilities

5.15	Absence of Certain Developments

5.16	Preemptive Rights

5.17	Tax Returns; Taxes

5.18	Employees

5.19	Seller Plans

5.20	Insurance Policies

5.21	No Other Representations or Warranties
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Organization

6.2	Authorization and Validity

6.3	No Conflict

6.4	Law and Legal Proceedings

6.5	Investigation by Purchaser

6.6	Adequate Assurances Regarding Assigned Contracts

6.7	Brokers
ARTICLE VII. EMPLOYEES

7.1	Employee Matters

7.2	Excluded Plans

7.3	COBRA and Benefits Coverage

7.4	No Third-Party Beneficiaries
ARTICLE VIII. BANKRUPTCY COURT MATTERS

8.1	Competing Bid and Other Matters

8.2	Sale Order
ARTICLE IX. COVENANTS AND AGREEMENTS

9.1	Conduct of Business of Seller

9.2	Access to Information

9.3	Rejected Contracts

9.4	Further Agreements

9.5	Further Assurances

9.6	Preservation of Records

9.7	Publicity

9.8	Notification of Certain Matters

9.9	DIP Loan Documents

9.10	Insurance Policies

9.11	Release of Credit Support

9.12	Financial Statements

9.13	Privileged Information
ARTICLE X. CONDITIONS TO FUNDING; CLOSING

10.1	Conditions Precedent to the Funding Date Obligations of Purchaser and Sellers

10.2	Conditions Precedent to the Funding Date Obligations of Sellers

10.3	Conditions Precedent to the Funding Date Obligations of Purchaser

10.4	Conditions Precedent to the Closing Date Obligations of Purchaser and Sellers

10.5	Failure Caused by Party’s Failure to Comply
ARTICLE XI. TAXES

11.1	Additional Tax Matters
ARTICLE XII. MISCELLANEOUS

12.1	Payment of Expenses

12.2	Survival of Representations and Warranties

12.3	Entire Agreement; Amendments and Waivers

12.4	Counterparts

12.5	Governing Law

12.6	Jurisdiction, Waiver of Jury Trial

12.7	Notices

12.8	Binding Effect; Assignment

12.9	Severability

12.10	Injunctive Relief; Limitations on Relief

12.11	Non-Recourse

12.12	Time of the Essence

12.13	Miscellaneous

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 27, 2017 (the “Execution Date”), by and among Mammoth Energy Services, Inc., a Delaware corporation (“Purchaser”), Chieftain Sand and Proppant, LLC, a Delaware limited liability company (“CSP”), and Chieftain Sand and Proppant Barron, LLC, a Wisconsin limited liability company (“CSPB” and, together with CSP, “Sellers”). Certain capitalized terms used herein are defined in Article I.
RECITALS
WHEREAS, Sellers currently conduct the Business and Purchaser desires to acquire the Business;
WHEREAS, Sellers have commenced cases (the “Chapter 11 Cases”) under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and
WHEREAS, Purchaser desires to purchase from Sellers, directly and/or, in Purchaser’s sole discretion, through one or more Persons designated by Purchaser in writing to Sellers prior to Closing (collectively, the “Purchaser Designees”), and Sellers desire to sell to Purchaser and/or such Purchaser Designees, the Acquired Assets, and Purchaser desires to assume from Sellers, directly and/or, in Purchaser’s sole discretion, through one or more Purchaser Designees, certain Assumed Liabilities, in each case as more specifically provided herein and in the Sale Order.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows:

ARTICLE I.

DEFINITIONS
1.1     Certain Definitions
For purposes of this Agreement, the following terms used in this Agreement shall have the respective meanings assigned to them below:
(a)     “Accounts Receivable” means (i) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to Sellers relating to, or arising in connection with the operation and conduct of, the Business and any other rights of Sellers to payment from third parties and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to Sellers, and any return of premiums or other funds relating to or arising from any insurance policies listed on Schedule 5.20 (except with respect to insurance proceeds for which there is an administrative claim against Sellers or with respect to facts, events or circumstances related to Excluded Assets and Excluded Liabilities arising after the Closing); (ii) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Execution Date or arising in the Ordinary Course of Business after the Execution Date and in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding the Closing Date or have not been written off or sent to collection prior to the close of business on the day immediately preceding the Closing Date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding the Closing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).

(b)“Acquired Documents” means all of Sellers’ written files, data, plans, tapes, books, papers, reports, studies, records, letters, budgets, ledgers, research, journals, materials, forecasts, microfilms, documents, instruments, photographs, operating records, title policies, customer lists, working papers, regulatory filings, financial statements, safety and environmental operating data and plans and other similar materials, in each case relating to any Seller’s or the Business’ sales, Permits, vendors, customers, financial condition or accounting methods, policies and practices, in each case whether or not in electronic form.

(c)“Acquired Names” means the Trademarks of Sellers which are exclusively used in connection with the Business.

(d)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)“Alternative Transaction” means (i) the approval by the Bankruptcy Court of the sale or sales of all or a material portion of the Acquired Assets to a third party other than Purchaser (or an Affiliate of Purchaser), or (ii) the filing of a chapter 11 plan by Sellers or anyone else that does not contemplate the sale of the Acquired Assets to Purchaser (or an Affiliate of Purchaser) in accordance with the terms hereof.

(f)“Ancillary Agreements” means, collectively, the agreements to be executed in connection with the transactions contemplated by this Agreement, including the Bill of Sale, the Assignment and Assumption Agreement, and the trademark and domain name assignment.

(g)“Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(h)“Avoidance Action” means any and all claims and causes of action of Sellers arising under the Bankruptcy Code or similar federal, state or local laws, including under Chapter 5 of the Bankruptcy Code and similar state laws.

(i)“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(j)“Bidding Procedures Order” means the Order (I) Approving Bidding Procedures in Connection with Sale of Substantially All Assets of the Debtors; (II) Scheduling an Auction and Hearing to Consider the Sale of Assets; and (III) Approving the Form and Manner of Notice Thereof.

(k)“Business” means the business of conducted by Sellers of mining, producing and distributing frac sand.

(l)“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.

(m)“Cash Consideration” means $35,250,000, subject to reduction on a dollar for dollar basis (i) to the extent that the total amount of Cure Costs exceeds $175,000 and (ii) to reflect any increase in the Purchase Price in connection with (A) the retention bonuses permitted to be paid under Section 9.1(b)(viii) and (B) the payment of any other bonus or any severance, salary increase or other payments to any employee of either Seller, in each case in violation of Section 9.1.

(n)“Claims” means all rights or causes of action (whether in law or equity), options, demands, guaranties, warranties, indemnities, restrictions, obligations, proceedings, consent rights, contract rights, rights of recovery, setoff, recoupment, indemnity or contribution, covenants and interests of any kind or nature whatsoever (known or unknown, matured or unmatured, accrued or contingent and regardless of whether currently exercisable), whether arising prior to, or subsequent to, the commencement of the Chapter 11 Cases, and whether imposed by law, equity, agreement, understanding or otherwise, including all “claims” as defined in section 101(5) of the Bankruptcy Code.

(o)“Code” means the Internal Revenue Code of 1986, as amended.

(p)“Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property (excluding any Insurance Policies).

(q)“Cure Costs” means the amounts necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults, under the Assigned Contracts, in each case as of the Petition Date and to the extent required by Section 365(b) of the Bankruptcy Code and any Order of the Bankruptcy Court approving the assumption and assignment of the Assigned Contracts, which amounts (if not already paid or to be paid in the Ordinary Course of Business pursuant to an Order of the Bankruptcy Court) shall have been identified to Purchaser in writing.

(r)“DIP Agent” means Energy Capital Partners Mezzanine Opportunities Fund A, LP., in its capacity as administrative agent under the DIP Loan Agreement.

(s)“DIP Lenders” means the lenders from time to time party to the DIP Loan Agreement.

(t)“DIP Loan” means the Indebtedness (including principal, interest, fees, premium and any other amounts due or other obligations) of Sellers arising under the DIP Loan Agreement and/or the DIP Loan Documents.

(u)“DIP Loan Agreement” means that certain Credit Agreement, as amended from time to time, dated January 9, 2017, by and among CSP, as borrower, CSPB, as guarantor, the DIP Agent, and the DIP Lenders, as approved by the Bankruptcy Court pursuant to the DIP Orders.

(v)“DIP Loan Documents” means the “Loan Documents” as defined in the DIP Loan Agreement.

(w)“DIP Orders” means the (A) Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying Automatic Stay, and (VI) Scheduling a Final Hearing and (B) Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, and (V) Modifying Automatic Stay, entered by the Bankruptcy Court.

(x)“Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(y)“Employee” means an individual who, as of the applicable date, is employed by, or engaged to provide services as an employee to, any Seller in connection with the Business.

(z)“Encumbrance” means any lien, encumbrance, Claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, condition, restriction, encroachment, rights of first refusal, preemptive right, judgment, conditional sale or other title retention agreements and other imposition, imperfection or defect of title or restriction on transfer or use of any nature whatsoever, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

(aa)“Environmental Laws” means all Laws relating to pollution or protection of health, natural resources or the environment, the restoration of real property, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Materials, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar U.S. or foreign federal, state, provincial and local statutes.

(ab)“Environmental Permits” means all material Permits issued pursuant to Environmental Laws.

(ac)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any similar foreign Laws.

(ad)“ERISA Affiliate” means any entity which is, or at any relevant time within the past six (6) years was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes or included Sellers, but the term ERISA Affiliate does not include Sellers.

(ae)“Escrow Agent” means JPMorgan Chase & Co.

(af)“Escrow Agreement” means that certain escrow agreement, substantially in the form attached hereto as Exhibit C, by and among Sellers, Purchaser and Escrow Agent.

(ag)“Final Order” means an Order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers’ Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause such Order not to be a Final Order.

(ah)“GAAP” means United States generally accepted accounting principles.

(ai)“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state, provincial or local, or any ministry agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) or any judicial, quasi-judicial or administrative body, or any regulatory body of applicable jurisdiction.

(aj)“Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials, and any and all materials, substance or waste now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “toxic substance,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(ak)“Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of, fees and expenses and premiums and penalties (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, conditional sale obligations and under any title retention agreements (other than for services and goods acquired in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) any negative outstanding balances in bank accounts held in the name of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(al)“Independent Accounting Firm” means KPMG US LLP or, if KPMG US LLP is unwilling or unable to deliver the 2016 Financial Statements within sixty (60) days following the entry of the Sale Order, any of the following accounting firms mutually agreeable to Sellers and Purchaser, in their respective reasonable discretion: Deloitte LLP, Ernst & Young, Grant Thornton LLP or PricewaterhouseCoopers.

(am)“Intellectual Property Rights” means all intellectual property and proprietary rights of any kind, including the following: (i) Trademarks; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (v) Software; and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(an)“Inventory” means all raw materials, work-in-process, finished goods, supplies, samples (including samples held by sales representatives), components, packaging materials, and other inventories to which Sellers have title that are in the possession or custody of Sellers or, solely with respect to inventories to which Sellers have title, any third party to the extent used or held for use in connection with any of the Acquired Assets or the Business.

(ao)“IRS” means the United States Internal Revenue Service.

(ap)“Knowledge of Sellers” (or “Sellers’ Knowledge”) means the actual knowledge, after reasonable inquiry, of those persons listed on Section 1.1(pp) of the Seller Disclosure Schedule.

(aq)“Laws” means all federal, state, provincial, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, Orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or court of competent jurisdiction, or other legal requirement or rule of law, including common law.

(ar)“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

(as)“Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including all costs and expenses relating thereto.

(at)“Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or state of facts which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations or condition (financial or otherwise) of the Business or Sellers, taken as a whole, or which would materially impair Sellers’ ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that changes in the business, properties, operations or condition (financial or otherwise) of the Business or Sellers arising by reason of any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (A) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing; (B) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (C) factors generally affecting the industries or markets in which Sellers operate; (D) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Sellers conduct their business; (E) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (F) changes in, or required by, applicable Law or GAAP after the date hereof; and (G) any action by Sellers or their Affiliates (i) taken at the express written request of Purchaser or its Affiliates; or (ii) required to be taken in order to comply with this Agreement or an Ancillary Agreement; except, in the cases of clauses (B), (C), (D), (E), and (F), to the extent that Sellers are disproportionately affected thereby as compared with other participants in the industries in which Sellers operate.

(au)“Non-Assumed Contracts” means any Contracts to which any Seller is a party but that are not Assigned Contracts, including, without limitation, the Contracts set forth on Schedule 2.2(b).

(av)“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Body (whether temporary, preliminary or permanent).

(aw)“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice.

(ax)“Owned Real Estate Leases” means all of Sellers’ rights, title and interests under the leases, licenses, or other agreements (written or oral) pursuant to which any Seller conveys or grants to any Person a leasehold interest in, or the right to use or occupy, any Owned Real Property or portion thereof.

(ay)“Permits” means all licenses, permits (including environmental, construction and operation permits), provider numbers, franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, orders and other similar documents and authorizations issued by any Governmental Body and/or any self-regulatory body or organization to or for the benefit of any Seller and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Acquired Assets or assumption of the Assumed Liabilities.

(az)“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, assessments and other Governmental Body charges that are not yet due and payable; (b) mechanics’, materialmen’s, warehouseman’s and similar Encumbrances expressly included in the Assumed Liabilities; (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy or use of the Owned Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over real property so long as such use, occupancy, or activities do not interfere with the current use of the Owned Real Property; and (d) a lessor’s interest in, and any mortgage, pledge, security interest, Encumbrance (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any of the leases for personal property or real property.

(ba)“Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(bb)“Petition Date” means the date on which Sellers commence the Chapter 11 Cases.

(bc)“Prepetition Agent” means Energy Capital Partners Mezzanine Opportunities Fund A, LP, in its capacity as administrative agent and collateral agent under the Prepetition Credit Agreement.

(bd) “Prepetition Credit Agreement” means that certain Credit and Security Agreement, dated as of July 25, 2012, by and among CSP, as borrower, CSPB, as guarantor, the Prepetition Agent, and the Prepetition Lenders, as such Prepetition Credit Agreement has been amended, modified, supplemented or restated.

(be)“Prepetition Lenders” means Energy Capital Partners Mezzanine Opportunities Fund A, LP, a Delaware limited partnership, Energy Capital Partners Mezzanine Opportunities Fund, LP, a Delaware limited partnership, and Energy Capital Partners Mezzanine Opportunities Fund B, LP, a Delaware limited partnership, collectively, as the lenders party to the Prepetition Credit Agreement.
(bf)“Regulatory Approvals” means any consents, waivers, approvals, Orders, Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

(bg)“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

(bh) “Sale Hearing” means the hearing before the Bankruptcy Court to approve this Agreement and seeking entry of the Sale Order.

(bi)“Sale Motion” means the Motion for entry of (A) the Bidding Procedures Order and (B) the Sale Order, in form and substance reasonably satisfactory to the Purchaser, in its sole discretion.

(bj) “Seller Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by Sellers.

(bk) “Seller Plan” means (i) whether or not they are subject to ERISA, all material “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other material written employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, critical illness, sick leave, death benefit, hospitalization, welfare benefit, employment insurance, weekly indemnity, supplemental unemployment benefit, group or individual health, dental, medical, life insurance, survivor benefit, deferred compensation, profit sharing, retirement, bonus or other incentive compensation, deferred compensation, equity based compensation arrangements or policies) and (ii) all written employment, termination, bonus, severance, change in control or other similar contracts (other than those just offering at-will employment without severance), in each case with respect to which any Seller has any Liability or obligation with respect to current or former directors, officers, consultants and Employees.

(bl)“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

(bm)“Subsidiary” means, with respect to any Person, (a) any other Person that directly, or indirectly through one or more intermediaries, is controlled by such Person; or (b) any other Person where a majority of its equity interests are held, directly, or indirectly through one or more intermediaries, by such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(bn)“Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments (including, without limitation, income, profits, capital gains, windfall profits, franchise, alternative minimum, gross receipts, sales, use, value added, goods and services, ad valorem, production, excise, premium, transfer, real property, personal property, escheat, abandoned and unclaimed property, inventory, capital stock, stamp, documentary, registration, conveyance, recording, license, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, withholding and estimated tax), imposed by any Laws or Governmental Body, and including any interest, penalties or additional amounts attributable to, imposed upon, or with respect thereto; in each case whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

(bo)“Tax Period” means any period prescribed by any Laws or Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

(bp)“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including attachments thereto and amendments thereof.

(bq)“Trademarks” means trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all goodwill connected with the use thereof and symbolized thereby, and all registrations and applications to register the foregoing, and all renewals thereof.

(br)“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101 et seq, or any applicable similar state, provincial or local law which impose obligations in circumstances of mass termination.

1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
2016 Audited Financials	9.12
2016/2017 Financial Statements	9.12
Acquired Assets	2.1
Acquired Intellectual Property Rights	2.1(g)
Acquired Permits	5.4
Agreement	Preamble
Allocation Schedule	11.1(c)
Assigned Contract Assumption Notice	2.8(a)
Assigned Contracts	2.1(e)(iii)
Assignment and Assumption Agreement	4.3(b)
Assumed Liabilities	2.3
Assumed Plan Related Matters	2.1(t)
Assumed Plans	2.1(t)
Audited Financial Statements	5.12
Back-up Bidder	8.1(c)
Balance Sheet Date	5.12
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bill of Sale	4.3(a)
Chapter 11 Cases	Recitals

Closing	4.2
Closing Date	4.2
COBRA Continuation Coverage	7.3
Competing Bid	8.1(b)
Confidentiality Agreements	2.1(e)(iii)
Corporate Records	2.2(i)
Credit Bid Amount	3.1(a)(i)
CSP	Preamble
CSPB	Preamble
Damages	12.10(b)
DIP Repayment Amount	3.1(a)(ii)
Disputed Cure Costs	2.7(c)
Employment Contracts	2.1(d)
Equipment	2.1(c)
Exceptions	5.2
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Plans	2.4(f)
Execution Date	Preamble
Executory Contract List	2.7(a)
Financial Statements	5.12
Funding	4.1
Funding Date	4.1
HSR Act	5.3
Improvements	2.1(c)
In-Bound IP Contracts	2.1(e)(iii)
Insurance Policies	5.20(a)
Interim Financial Statements	5.12
IP Contracts	2.1(e)(iii)
Material Contracts	5.7(a)
Other Contracts	2.1(e)(iii)
Out-Bound IP Contracts	2.1(e)(iii)
Outside Back-up Date	8.1(c)
Outside Counsel	4.3
Outside Date	4.7(b)
Prevailing Bidder	8.1(c)
Property Taxes	11.1(b)
Purchase Price	3.1(a)
Purchaser	Preamble
Purchaser Designees	Recitals
Purchaser Disclosure Schedule	ARTICLE VI
Representatives	9.2(a)
Sale Order	8.2
Sellers	Preamble
Seller Broker Fee	5.11
Seller Disclosure Schedule	ARTICLE V
Seller Registered Intellectual Property Rights	5.8
Straddle Period	11.1(b)
Supplier Contracts	2.1(e)(ii)
Support Obligations	9.11

Transfer Tax	11.1(a)
Transferred Employee	7.1
Undisputed Cure Costs	2.7(a)

ARTICLE II.

ACQUISITION AND TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1     Acquisition and Transfer of Acquired Assets
At the Closing, and upon the terms and conditions set forth herein and in the Sale Order, Sellers shall transfer, assign, convey and deliver to Purchaser or its Purchaser Designees, and Purchaser or its Purchaser Designees shall acquire and accept from Sellers, all of Sellers’ rights, title, and interests in, to and under (in each case free and clear of any and all Encumbrances, other than Permitted Encumbrances and Assumed Liabilities) the Acquired Assets. “Acquired Assets” shall mean all property, assets and rights owned, leased or held for use by Sellers, used or useful in or held for use in the Business of every kind, character and description, including all direct or indirect, rights, title, and interests of Sellers in, to and under all the tangible and intangible, real and personal, assets, properties, rents, Claims and contracts of Sellers, to the extent transferable, wheresoever located, whether carried on the books of Sellers or not carried on the books of Sellers, due to expense, full depreciation or otherwise, used or useful in or held for use in the Business, including, without limitation, the following; provided, however, that the Acquired Assets shall not include any Excluded Assets:
a.all of Sellers’ rights, title, and interests (including interests in royalties, water rights, mining claims, surface use rights, access rights or agreements, mining leases or concessions and easements and rights of way) in, to, and under all real property owned in fee simple by Sellers (collectively, the “Owned Real Property”);

b.all of Sellers’ rights, title and interests under the leases, licenses, or other agreements (written or oral) pursuant to which Sellers convey or grant to any Person a leasehold interest in, or the right to use or occupy, any Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any tenant or occupier thereunder;

c.all of: (i) Sellers’ rights, title and interests to the roads, tunnels, pipelines, powerlines, buildings and other improvements and to the furnishings, fixtures and equipment now or hereafter located on the Owned Real Property (collectively, the “Improvements”); (ii) Sellers’ equipment, security devices, furniture, fixtures, tools and other personal property now or hereafter owned or held by Sellers, but excluding any of the foregoing items under leases or similar contracts not constituting Assigned Contracts (collectively, the “Equipment”); and (iii) any rights of Sellers to the warranties and licenses received from manufacturers and sellers of the Equipment, Improvements or any component thereof;

d.all of Sellers’ rights and interests under the employment agreements (to the extent assignable) identified on Schedule 2.1(d) (“Employment Contracts”);

e.all of Sellers’ rights and interests under:

i.Contracts entered into by Sellers with any supplier or vendor and listed on Schedule 2.1(e)(i) (“Supplier Contracts”); provided, that neither Purchaser nor the Purchaser Designees shall have any obligation to assume any such Supplier Contract if the amount payable thereunder as of the Closing exceeds the amount set forth opposite the name of the applicable counterparty on Schedule 2.1(e)(i), except for such amounts incurred in the Ordinary Course of Business after the Petition Date;

ii.all Contracts (A) granting Sellers any rights, via a license, transfer of ownership, covenant not to sue or otherwise, in or to any Intellectual Property Rights owned or controlled by third parties, including Software (“In-Bound IP Contracts”); provided, that, neither Purchaser nor the Purchaser Designees shall have any obligation to assume any such In-Bound IP Contracts included on Schedule 2.1(e)(ii)(A) if the amount payable thereunder as of the Closing exceeds the amount set forth opposite the name of the applicable counterparty on included on Schedule 2.1(e)(ii)(A), except for such amounts incurred in the Ordinary Course of Business after the Petition Date, (B) granting any third party any rights, via a license, transfer of ownership, covenant not to sue or otherwise, in or to any Intellectual Property Rights owned or controlled by Sellers, including Software (“Out-Bound IP Contracts”), (the Out-Bound IP Contracts together with the In-Bound IP Contracts, the “IP Contracts”); (C) all rights under any existing confidentiality, non-disclosure, non-solicitation or non-competition agreements, including, for the avoidance of doubt, any confidentiality or non-disclosure agreement with Purchaser or its Affiliates (“Confidentiality Agreements”); and (D) all other Contracts listed on Schedule 2.1(e)(ii) (the “Other Contracts” and, together with the Supplier

Contracts, the IP Contracts and the Confidentiality Agreements that Purchaser or the Purchaser Designees are assuming, the “Assigned Contracts”);

f.all of Sellers’ rights and interests: (i) in the Inventory; and (ii) in and to the warranties received from vendors or suppliers with respect to such Inventory;

g.all Seller Intellectual Property Rights (including for the avoidance of doubt the Acquired Names), together with all of Sellers’ documentation (in any form or medium) relating thereto, and all of Sellers’ physical embodiments thereof (the “Acquired Intellectual Property Rights”); provided that, to the extent that Seller Intellectual Property Rights cannot be transferred to Purchaser or the Purchaser Designees, Sellers shall be deemed to have granted to Purchaser (or the Purchaser Designees) an exclusive, royalty-free right and license to use and otherwise exploit such Intellectual Property Rights from and after the Closing Date, to the fullest extent permitted by applicable law, including the right to sue and otherwise recover for past, present and future infringements, misappropriations, dilutions, and other violations thereof;

h.all Software owned by Sellers;

i.all rights and interests of Sellers under any Permits (to the extent transferable);

j.to the extent permitted by applicable Law, all rights and benefits under Insurance Policies listed on Section 5.20 of the Seller Disclosure Schedule that relate to or arise from the Business, Acquired Assets or Assumed Liabilities, including, without limitation, (i) all proceeds from Insurance Policies except to the extent that such proceeds relate to claims that are Excluded Assets or Excluded Liabilities or relate to any Seller Plans that are not Assumed Plans, and (ii) all claims, demands, proceedings and causes of action asserted by Seller under Insurance Policies that relate to or arise from the Business, Acquired Assets or Assumed Liabilities, and (iii) any letters of credit related thereto;

k.all Avoidance Actions related to the Assigned Contracts or the Assumed Liabilities;

l.copies of all Tax Returns and Tax records of Sellers related to Taxes arising in connection with the Owned Real Property;

m.Acquired Documents;

n.all security deposits, other deposits, credits, allowance, prepaid assets, or charges, rebates, setoffs, prepaid expenses, and other prepaid items related primarily to the Acquired Assets;

o.all promotional allowances and vendor rebates and similar items;

p.all office supplies, stationary, forms, labels, shipping materials, brochures, art work, photographs, production supplies, other miscellaneous supplies, equipment, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned, or occupied by Sellers or in any warehouse where any of Sellers’ properties and assets may be situated;

q.all (i) rights, Claims or causes of action of Sellers relating to any Acquired Asset (including against any counterparty to an Assigned Contract for breach of contract or related matters), and (ii) rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers, and contractors relating to products sold, or services provided, to Sellers;

r.the right to receive and retain mail and other communications, to the extent related primarily to the Acquired Assets;

s.Seller Plans listed on Schedule 2.1(s) (the “Assumed Plans”), and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Assumed Plans (to the extent transferable in accordance with the existing terms and conditions of the applicable Seller Plan) and any applicable insurance policies related thereto (collectively, the “Assumed Plan Related Matters”); and

t.all goodwill and other intangible assets including correspondence with present or prospective customers and suppliers, advertising materials, software programs, telephone exchange numbers, and other similar intangible assets associated with the Business and the Acquired Assets (to the extent transferable), including customer and supplier lists, provided that, to the extent such intangible assets cannot be transferred to Purchaser or the Purchaser Designees, Sellers shall be deemed to have granted to Purchaser or the Purchaser Designees an exclusive, royalty-free right and license to use such intangible assets from and after the Closing Date, to the fullest extent permitted by applicable law and the underlying agreements, as applicable.

2.2     Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets are the only properties, rights and assets transferred to, or otherwise acquired by, Purchaser or the Purchaser Designees under this Agreement. Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title, or interest of any Person other than Sellers in any property or asset and (ii) the properties and assets of Sellers listed or described below in this Section 2.2 (all properties and assets not being acquired by Purchaser or the Purchaser Designees are herein collectively referred to as the “Excluded Assets”):

a.     the Purchase Price;

b.all of Sellers’ rights under the Non-Assumed Contracts, including any Contracts set forth on Schedule 2.2(b);

c.all Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts and including any cash collateral that is collateralizing any letters of credit issued pursuant to the DIP Loan Documents or any other letter of credit, including, without limitation, any Support Obligation or letter of credit issued prior to the Petition Date, or obligation with respect thereto;

d.all of Sellers’ rights and interests under any Permits that are not Acquired Assets;

e.any assets and associated Claims or rights arising out of the Excluded Liabilities, including rights relating to prepaid expenses, refunds or adjustments (except to the extent described in Sections 2.1(n), 2.1(o) and 2.1(q) or otherwise included in any Acquired Asset);

f.all rights of Sellers arising under this Agreement and the Ancillary Agreements;

g.all (i) Avoidance Actions (other than those described in Section 2.1(k)) and (ii) rights, Claims or causes of action of Sellers against individuals who were officers or directors of Sellers prior to the date hereof;

h.all good faith or other bid deposits submitted by any third party under the terms of the Bidding Procedures Order, including the sales procedures;

i.any and all privileges of Sellers with any of their professionals including attorneys, accountants, and other advisors, whether related to attorney-client privilege, attorney work product, or otherwise;

j.except to the extent described in Sections 2.1(l), 2.1(m), 2.1(r) or 2.1(t) or otherwise included in any Acquired Asset, all (i) Tax Returns or Tax records and (ii) seals, minute books, charter documents, employee personnel files, stock or equity record books and such other books and records as pertain to the organization, existence, or capitalization of Sellers (including, without limitation, credit facilities), Sellers information technology computer server, archives of electronic mail of Sellers, as well as any other records or materials relating to Sellers generally and, in each case, not involving or related to the Acquired Assets, Assumed Liabilities or the operations of the Business (items (i) and (ii), the “Corporate Records”); provided, that, Sellers shall provide Purchaser with reasonable access to, and copies of, any Corporate Records;

k.all rights and benefits of Sellers under Sellers’ Insurance Policies, subject to Section 2.1(j) and Section 9.10
l.all of Sellers’ Accounts Receivable (whether current or noncurrent), in each case arising prior to or on the Closing Date;

m.any Claim, right or interest of Sellers in or to any refund, rebate or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax Period (or portion thereof) ending on or before the Closing Date;

n.all bank accounts and lock boxes of Sellers;

o.the stock and other equity interests or securities, including promissory notes, issued by CSPB.

2.3     Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, in consideration for the assignment, conveyance, transfer and delivery of the Acquired Assets to Purchaser or the Purchaser Designees, Purchaser or the Purchaser Designees shall assume the following Liabilities (collectively, the “Assumed Liabilities”):

a.the Liabilities and executory obligations of Sellers under the Assigned Contracts (specifically excluding the Excluded Assets) that arise after, or relate to the period from and after, Closing;

b.the Liabilities arising in connection with the use and operation of the Owned Real Property from and after the Closing Date;

c.the Liabilities with respect to Cure Costs (including for Undisputed Cure Costs and Disputed Cure Costs) relating to Assigned Contracts set forth on Schedule 2.3(c) (subject to adjustment pursuant to, and in accordance with, Section 2.7 and Section 2.8);

d.the Liabilities and obligations relating to or arising from the Acquired Assets or the operation of the Business relating to or arising from the period commencing after the Closing Date;

e.the Liabilities of Sellers for Property Taxes to the extent specifically allocated to Purchaser pursuant to Section 11.1(b);

f.the Liabilities of Sellers for all accrued and unpaid wages and accrued and unused vacation, time-off, bonus, commissions, severance, sick days, and personal days with respect to the Transferred Employees as of the Closing Date;

g.the Liabilities and obligations relating to or arising from the Assumed Plans or the Assumed Plan Related Matters;

h.the Liabilities arising out of or relating to the Acquired Permits, including (i) all reclamation Liabilities, (ii) obligations to replace bonds associated with the Acquired Permits, and (iii) regulatory violations and obligations on or in relation to the Acquired Assets or the Acquired Permits arising post-Closing; and

i.the Liabilities assumed pursuant to Section 7.3 and Section 7.1.

j.Notwithstanding anything in this Agreement to the contrary, Sellers hereby acknowledge and agree that Purchaser and the Purchaser Designees are not assuming from Sellers, nor is in any way responsible for, the Excluded Liabilities. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against any of Purchaser, the Purchaser Designees, or Sellers as compared to the rights and remedies that such third party would have had against Sellers absent the Chapter 11 Cases had Purchaser or the Purchaser’s Designees not assumed such Assumed Liabilities as set out above. Other than the Assumed Liabilities assumed by Purchaser or the Purchaser Designees, Purchaser and the Purchaser Designees are not assuming and shall not be liable for any liabilities or obligations of Sellers.

2.4     Excluded Liabilities. Except for the Assumed Liabilities assumed by Purchaser or the Purchaser Designees, neither Purchaser nor the Purchaser Designees shall assume or be liable for or bound by any Liability of Sellers, including any duties, responsibilities, liabilities, assessments, penalties or obligations of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or non-contingent, presently in existence or arising hereafter, disputed or undisputed, liquidated or unliquidated, at Law or in equity or otherwise, including any Liability based on successor liability theories (herein referred to as the “Excluded Liabilities”), including without limitation the following specific Liabilities to the extent they do not otherwise constitute Assumed Liabilities:

a.any and all Liabilities of Sellers under any Contract of Sellers that is not an Assigned Contract whether accruing prior to, at, or after the Closing Date (subject to adjustment pursuant to, and in accordance with, Section 2.7 and Section 2.8);

b. any and all Liabilities for Taxes (i) of Sellers or Sellers’ Affiliates (including Taxes of any other Person for which Sellers or any of Sellers’ Affiliates may be liable as a transferee or successor, by Law, Contract or otherwise) for any Tax Period, (ii) for which Sellers are liable pursuant to this Agreement, including Transfer Taxes allocated to Sellers under Section 11.1(a) and Property Taxes to the extent allocated to Sellers under Section 11.1(b) and (iii) arising from or with respect to the Acquired Assets or the Business for any Tax Period (or any portion thereof) ending on or prior to the Closing Date, including such Taxes (other than Property Taxes) allocable to the portion of a Straddle Period ending on the Closing Date under Section 11.1(b);

c.any and all Liabilities for any Indebtedness or obligation for borrowed money of Sellers;

d.except as set forth in Section 2.3(h), any and all Liabilities arising under any Environmental Law or any other Law in connection with any environmental, health, or safety matters, including as a result of any action or inaction of Sellers or of any third party relating to the storage, use, or operation of the Acquired Assets before the Closing Date;

e.any and all Liabilities for: (i) costs and expenses incurred by Sellers or owed in connection with the administration of the Chapter 11 Cases (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants, and other professionals retained by Sellers, and any official or unofficial creditors’ committee, the fees and expenses of the DIP Agent, the DIP Lenders, the Prepetition Agent, or the Prepetition Lenders incurred or owed in connection with the administration of the Chapter 11 Cases); and (ii) all costs and expenses of Sellers incurred in connection with the negotiation, execution, and consummation of the transactions contemplated under this Agreement;

f.any Liabilities arising from or with respect to each Seller Plan that is not an Assumed Plan (the “Excluded Plans”);

g.except as included in Section 2.3(f) or Section 2.3(g), any and all Liabilities in any way attributable to (i) the employment or service of current or former employees, officers or directors of Sellers who is not a Transferred Employee, regardless of whether such Liability is attributable to the period before, on or after the Closing Date, or (ii) the employment of Employees to the extent attributable to the period at or before the Closing;

h.any and all Liabilities arising out of related to the Excluded Assets;

i.any and all Liabilities arising from or related to the operation or condition of the Acquired Assets or the Assumed Liabilities prior to the Closing or facts, actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Acquired Assets or the Assumed Liabilities prior to the Closing;

j.any and all Liabilities relating to Sellers’ trade payables and other accounts payable;

k.any and all Liabilities relating to complaints, causes of action, litigation or similar matters instituted against Sellers relating to or arising out of any actions, omissions, circumstances or conditions or events occurring prior to the Closing Date; and

l.any Liability not expressly included among the Assumed Liabilities and specifically so assumed.

2.5     Assignment of Contracts and Rights. To the maximum extent permitted by the Bankruptcy Code, the Acquired Assets, including without limitation Assigned Contracts, shall be assumed by Sellers and assigned to Purchaser or the Purchaser Designees pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in an Order of the Bankruptcy Court.

2.6     Limitations on Assignability.

a.This Agreement and the instruments and documents executed and delivered herewith will constitute an assignment of all Acquired Assets; provided, that neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption of any Acquired Asset, or an attempted assignment or an attempted assumption thereof, to the extent that, without the consent of a third party, such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof or in any way materially and adversely affect the rights of Purchaser (or the Purchaser Designees) or Sellers thereunder, unless otherwise provided under the Bankruptcy Code, the Sale Order or other applicable Law. If, with respect to any Acquired Asset, such consent is not obtained or such assignment is not attainable pursuant to the Bankruptcy Code or the Sale Order, then such Acquired Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the Purchase Price.

b.With respect to such non-assignable or non-assumable Acquired Assets that are Assigned Contracts, Sellers hereby appoint, effective as of the Closing Date, Purchaser or the Purchaser Designees as Sellers’ agent and attorney-in-fact, effective as of the Closing Date, to act for Sellers in obtaining the benefits and performing Sellers’ obligations under such Assigned Contracts, but only to the extent any action to obtain such benefits and any such delegation of duties may be made without violation thereof and, in each case, at the sole cost and expense of Purchaser without any liability or obligation of Sellers. In addition, until the impracticalities of assignment referred to in this Section 2.6 hereof are resolved, Sellers shall use their best efforts, at Purchaser’s sole cost, to (i) provide Purchaser or the Purchaser Designees the benefits of any Acquired Asset referred to in this Section 2.6, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser or the Purchaser Designees, and (iii) enforce, for the account and benefit of Purchaser or the Purchaser Designees, any and all rights of Sellers arising from the Acquired Assets referred to in this Section 2.6 against such issuer thereof and all other parties thereto (including the right to elect to terminate any Contract in accordance with the terms thereof on the request of Purchaser or the Purchaser Designees). Purchaser or the Purchaser Designees shall perform, on behalf of Sellers, for the benefit of the issuer thereof and/or all other parties thereto, the obligations of Sellers under the Acquired Assets referred to in this Section 2.6 or in connection therewith.

2.7     Executory Contract Designation.

a.     No later than the date of the service of the Executory Contract List upon all necessary parties pursuant to Section 2.7(b) hereof, Sellers shall deliver to Purchaser a true, correct and complete list of all material Contracts that are executory Contracts or unexpired leases related to the Acquired Assets or otherwise used in connection with the Business (the “Executory Contract List”). The Executory Contract List shall list the monetary amounts that Sellers believe are the Cure Costs (“Undisputed Cure Costs”) and such other commercial information related to the Contracts listed thereon as shall be reasonably requested by Purchaser. Sellers shall also provide, together with the Executory Contract List, a list of any nonmonetary obligations that Sellers believe must be otherwise satisfied, including pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, in order for Purchaser to take assignment of the Assigned Contracts pursuant to this Agreement.

b.No later than three (3) business days following the entry of the Bidding Procedures Order, a copy of the Executory Contract List shall be properly served on all necessary parties.

c.To the extent a counterparty to a Contract objects or otherwise challenges the Undisputed Cure Costs determined by Sellers and asserts a different monetary amount that must be paid and/or nonmonetary obligations that otherwise must be satisfied, including pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, in order for Purchaser or the Purchaser Designees to assume such Contract pursuant to this Agreement, the difference between the Undisputed Cure Costs determined by Sellers and such amounts and/or nonmonetary obligations determined by such counterparty shall be referred to as the “Disputed Cure Costs”.

d.Notwithstanding anything in this Agreement to the contrary, Purchaser may (i) revise any schedule (other than the Seller Disclosure Schedule) setting forth the Acquired Assets and the Excluded Assets to (A) include in the definition of Acquired Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract, Seller Plan or other asset of Sellers not previously included in the Acquired Assets, at any time prior to the Auction and require Sellers to give notice to the parties to any such Contract and (B) exclude from the definition of Acquired Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Contract (other than Supplier Contracts), Seller Plan or other asset of Sellers previously included in the Acquired Assets and not otherwise included in the definition of Excluded Assets, at any time on or prior to the Auction and (ii) include in the definition of Assumed Liabilities any Liabilities relating to Sellers’ trade payables and other accounts payable at any time on or prior to the Auction; provided that no such change of a schedule, the definition of the Acquired Assets, the definition of the Excluded Assets, or the definition of Assumed Liabilities shall reduce the amount of the Purchase Price below the amount of the Cash Consideration. If any Contract (other than Supplier Contracts), or Seller Plan is excluded from the Acquired Assets as permitted by this Section 2.7(d), all Liabilities to third parties arising under such Contract, or Seller Plan shall be Excluded Liabilities. Without limiting any of Purchaser’s rights pursuant to this Section 2.7(d), in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assigned Contracts to Purchaser or the Purchaser Designees as Acquired Assets, Purchaser may, in its sole discretion and at any time prior to the Closing Date, exclude any or all of the Assigned Contracts from the Acquired Assets but may not reduce the amount of the Purchase Price.

e.Purchaser shall be obligated to pay at Closing any Undisputed Cure Costs associated with the assumption of such Assigned Contract. The Disputed Cure Costs shall be paid by Purchaser or the Purchaser Designees at the appropriate time set forth in any Order of the Bankruptcy Court or mutual agreement between Purchaser or the Purchaser Designees and the non-Sellers counterparty to the applicable Assigned Contract.

f.Notwithstanding anything contained herein to the contrary, Purchaser and the Purchaser Designees shall only take assignment of Contracts designated by Purchaser as Assigned Contracts pursuant to this Section 2.7.
g.Prior to the Closing, Sellers shall use commercially reasonable efforts to provide Purchaser with access to relevant business records, personnel, equipment, and Purchaser’s other reasonable requests in order to allow Purchaser to assist with evaluating the Disputed Cure Costs.

2.8     Additional Assigned Contracts.

a.Prior to the Closing Date, Purchaser may designate a Non-Assumed Contract to be an Assigned Contract, by one or more written notices to Sellers (each, an “Assigned Contract Assumption Notice”). As soon as practicable after receiving any Assigned Contract Assumption Notice, Sellers shall take all actions reasonably necessary to assume and assign to Purchaser or the Purchaser Designees pursuant to Section 365 of the Bankruptcy Code all Non-Assumed Contracts set forth in such Assigned Contract Assumption Notice. The Cure Costs with respect to any Non-Assumed Contract that becomes an Assigned Contract shall be paid by Purchaser or the Purchaser Designees upon (a) if such Contract is assumed and assigned at, or prior to, the Closing, the Closing Date in accordance with Section 3.1 and (b) if such Contract is assumed and assigned following Closing as soon as practicable after the effectiveness of the assumption and assignment of such Assigned Contract. Sellers and Purchaser acknowledge and agree that the agreements and covenants in this Section 2.8(a) shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, on the date that any Non-Assumed Contract is assumed and assigned to Purchaser or the Purchaser Designees pursuant to this Section 2.8(a), such Non-Assumed Contract shall thereafter be deemed an Assigned Contract for all purposes under this Agreement. Any Non-Assumed Contract for which Purchaser has not provided an Assigned Contract Assumption Notice prior to the Closing Date shall be automatically deemed to be a Non-Assumed Contract, which Sellers may reject or seek to reject without any further consent of Purchaser. The obligations of Sellers under this Section 2.8(a) are subject to Section 365(d)(4) of the Bankruptcy Code and any extension provided or obtained thereunder.

b.Sellers shall not reject any Non-Assumed Contract until earliest of (x) the Closing Date; and (y) the date on which Purchaser delivers notice to Sellers that it no longer objects to the rejection of such Non-Assumed Contract. A Non-Assumed Contract shall not be considered an Assigned Contract unless expressly assumed and assigned pursuant to Section 2.8(a).

c.To the extent that the need for Bankruptcy Court approval delays the assumption or rejection of any Contract, Sellers shall take all commercially reasonable efforts to gain all necessary approvals, including as required under Section 365(d)(4) of the Bankruptcy Code, until the Closing Date with respect to any particular Contract.

ARTICLE III.

CONSIDERATION
3.1     Consideration.

a.     The aggregate consideration (collectively, the “Purchase Price”) to be paid for the acquisition of the Acquired Assets shall be:

(i)an amount in cash equal to the Cash Consideration; plus

(ii)an amount in cash sufficient to pay and used to pay in full all Obligations owing under, and as defined in, the DIP Credit Agreement (the “DIP Repayment Amount”), and Sellers hereby authorize the Purchaser or the Purchaser Designees to remit at the Closing the DIP Repayment Amount by wire transfer of immediately available funds direct to an account or accounts designated by the DIP Agent for application to the DIP Loans; plus
(iii)an amount in cash equal to the Undisputed Cure Costs (which amounts, if paid to Sellers, shall be held in trust by Sellers and paid over to the intended beneficiaries thereof); plus

(iv)$1,135,069 in cash, estimated to be necessary to fund the wind-down of the Sellers’ estates in accordance with a wind-down budget approved by the Prepetition Lender and DIP Agent (the “Wind-Down Amount”).

b.In addition to the foregoing consideration, as consideration for the grant, sale, assignment, transfer and delivery of the Acquired Assets, Purchaser or the Purchaser Designees shall assume and discharge the Assumed Liabilities as set forth in Section 2.3.

c.The Purchase Price shall be satisfied at the Closing as to:

i.the Cash Consideration and the Wind-Down Amount, by the wire transfer of immediately available funds, by the Escrow Agent pursuant to, and in accordance with, the Joint Written Instructions, to an account or accounts designated by Sellers, in writing, two business days prior to the Closing Date;

ii.the DIP Repayment Amount, by the wire transfer of immediately available funds, by the Escrow Agent pursuant to, and in accordance with, the Joint Written Instructions, direct to an account or accounts designated by the DIP Agent, in writing, two business days prior to the Closing Date for application to the DIP Loans; and

iii.the amount of the Assumed Liabilities described in Section 2.3, by assuming such Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

3.2    Withholding. Purchaser or the Purchaser Designees shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Purchaser or the Purchaser Designees are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV.

FUNDING, CLOSING AND TERMINATION

4.1     Funding. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof or the waiver thereof by the party entitled to the benefit of the applicable condition, the delivery of the Purchase Price to the Escrow Agent and the consummation of the other transactions contemplated by Sections 4.3 and 4.4 of this Agreement (the “Funding”) shall take place on the date that is fifteen (15) days from the date of entry of the Sale Order or such other date as may be agreed to in writing by the parties hereto; provided, that, and subject to Section 4.7, to the extent the conditions set forth in Sections 10.1, 10.2 and 10.3 are not so satisfied or so waived on or prior to such date, the period of time within which Funding shall occur shall be automatically extended until, and the Funding shall occur promptly (but no later than two (2) business days) following, such date as all of the conditions set forth in Sections 10.1, 10.2 and 10.3 have been satisfied or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which Funding shall occur is referred to in this Agreement as the “Funding Date.”

4.2     Closing. Subject to the satisfaction of the conditions set forth in Sections 10.1 through 10.4 (inclusive) hereof or the waiver thereof by the party entitled to the benefit of the applicable condition, the closing of the acquisition and sale of the Acquired Assets, the release of the Purchase Price to Sellers, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, TX 75201 (or at such other place as the parties may designate in writing) on the date that is sixty (60) days from the date of entry of the Sale Order or such other date as may be agreed to in writing by the parties hereto; provided, that, and subject to Section 4.7, to the extent the conditions set forth in Section 10.4 are not so satisfied or so waived on or prior to such date, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly (but no later than two (2) business days) following, such date as all of the conditions set forth in Section 10.4 have been satisfied or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Sellers in the Acquired Assets to be acquired by Purchaser or the Purchaser Designees hereunder shall be considered to have passed to Purchaser or the Purchaser Designees and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 11:59 p.m. Eastern Time on the Closing Date.

4.3     Funding Deliveries by Sellers. Two (2) business days prior to the Funding Date, Sellers shall deliver to Akin Gump Strauss Hauer & Feld LLP, in its capacity as outside legal counsel to Purchaser (“Outside Counsel”), at Outside Counsel’s offices located at 1700 Pacific Avenue, Suite 4100, Dallas, TX 75201, and at Funding, Purchaser shall cause Outside Counsel to deliver directly to the Escrow Agent for subsequent delivery, at Closing, to Purchaser or, at the direction of Purchaser, the Purchaser Designees:

a     a duly executed bill of sale with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit A, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, Closing (the “Bill of Sale”);

b.a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, including in recordable form as required by Purchaser, substantially in the form attached hereto as Exhibit B, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, Closing (the “Assignment and Assumption Agreement”);

c.a true and correct copy of the Sale Order;

d.a special warranty deed (or local equivalent) for all Owned Real Property, subject to matters of record or apparent (in each case, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, Closing);

e.all instruments and documents evidencing the release of any and all Encumbrances on any Acquired Asset in favor of any DIP Lender or Prepetition Lender, including appropriate UCC financing statement amendments (termination statements), in each case, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, Closing;

f.a duly executed non-foreign-person affidavit of Sellers, dated as of the Funding Date, reasonably satisfactory to Purchaser and prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2), certifying that no Seller is a foreign Person;

g.the officer’s certificates required to be delivered pursuant to Sections 10.3(b), and 10.3(c);

h.duly executed patent, trademark and copyright assignments in form and substance reasonably acceptable to Purchaser and suitable for recording with the United States Patent and Trademark Office, the United States Copyright Office, or the applicable patent, trademark, or copyright office, agency or registrar, together with any other documentation required in order for the assignments to be duly recorded with the applicable patent, trademark, or copyright office, agency, or registrar (in each case, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, Closing);

i.executed documentation in form and substance reasonably acceptable to Purchaser for evidencing and effectuating the assignment of domain names with the applicable domain name registrar (in each case, to be dated as of the Funding Date and to be automatically effective as of, and conditioned upon, the Closing);

j.if not already executed and delivered, the Escrow Agreement;

k.all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Sellers at or prior to Funding in connection with the transactions contemplated by this Agreement; and

l.joint written instructions to be executed and delivered to the Escrow Agent instructing the Escrow Agent pursuant to, and in accordance with, the Escrow Agreement to deliver (i) to Sellers, each of the items set forth in Section 4.4 (including the Purchase Price) and (ii) to Purchaser, each of the items set forth in Section 4.3, in each case, on the date that is sixty (60) days from the date of entry of the Sale Order, unless (A) the Parties deliver subsequent joint written instructions to effect such deliveries on another date in accordance with Section 4.2 or (B) either Purchaser, on the one hand, or Sellers, on the other hand, delivers subsequent written notice to the Escrow Agent that the conditions set forth in Section 10.4 have not been satisfied as of the date that is sixty (60) days from the date of entry of the Sale Order, in which case the Escrow Agent shall not effect such deliveries until the Escrow Agent receives further joint written instructions to be executed and delivered by Purchaser and Sellers promptly following satisfaction of the conditions set forth in Section 10.4, subject to an earlier termination of this Agreement, pursuant to, and in accordance with, Section 4.7 (the “Joint Written Instructions”).
In addition, on the Funding Date, Sellers shall deliver to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser to Sellers two (2) business days prior to the Funding Date, and Purchaser, at Funding, shall deliver to the Escrow Agent for subsequent delivery, at Closing, to Sellers (or to other Persons, at the direction of Sellers): Purchaser’s bid deposit submitted under the terms of the Bidding Procedures Order; provided, that, if Purchaser, on the Funding Date, is unable to confirm receipt of funds in an amount equal to such bid deposit, then Purchaser shall not be required to deliver to the Escrow Agent an amount equal to such bid deposit until the first business day on which Purchaser is able to confirm such receipt of funds if, at the time of such confirmation, wires are able to be initiated through the Federal Reserve Bank and, if not, on the following business day. For the avoidance of doubt, Purchaser’s compliance with its covenants and other agreements under Sections 4.3(a) through 4.3(l) (inclusive) is subject to, and conditioned upon, Sellers’ prior compliance with their corresponding covenants and other agreements under this Section 4.3 within the time periods set forth in this Section 4.3 and the dates on which Purchaser is required to satisfy, or to cause to be satisfied, its covenants and other agreements under Sections 4.3(a) through 4.3(l) (inclusive) automatically shall be extended on a business day-by-business day basis to reflect any delay in Sellers’ satisfaction of their corresponding covenants and other agreements under this Section 4.3.

4.4     Funding Deliveries by Purchaser. At Funding, Purchaser shall deliver, or cause the Purchaser Designees to deliver, to the Escrow Agent for further delivery, at Closing, to Sellers (or to other Persons, at the direction of Sellers):

a.     the Purchase Price less an amount equal to Purchaser’s bid deposit (provided that (i) Purchaser shall be required to fund the DIP Repayment Amount as set forth in a written notice delivered by the DIP Agent at least two business days in advance of Funding and (ii) Purchaser, upon receipt of Purchaser’s bid deposit pursuant to Section 4.3, shall be required to deliver such bid deposit to the Escrow Agent in accordance with Section 4.3);

b.the Bill of Sale;

c.the Assignment and Assumption Agreement

d.if not already executed and delivered, the Escrow Agreement;

e.substitute credit support arrangements in replacement of the Support Obligations in accordance with Section 9.11 and Section 10.2(d);

f.the officer’s certificates required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

g.all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Purchaser or the Purchaser Designees at or prior to Funding in connection with the transactions contemplated by this Agreement; and

h.Joint Written Instructions.

From time to time subsequent to Funding, within two business days following written notice from the DIP Agent, Purchaser shall deliver to the Escrow Agent any increase in the DIP Repayment Amount resulting from an increase in the Indebtedness under the DIP Loan Documents. Further, Purchaser, within two (2) business days following receipt of written notice from the Escrow Agent that the Escrow Agent has exercised its right of setoff under Section 7 of the Escrow Agreement, shall deliver to the Escrow Agent for deposit in the escrowed funds an amount, in cash, by wire transfer of immediately available funds, equal to the amount set-off against the escrowed funds.

4.5    Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser or, at the direction of Purchaser, the Purchaser Designees:

a.     all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.

4.6    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause the Purchaser Designees to deliver, to Sellers (or to other Persons, at the direction of Sellers):

a.    all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Purchaser or the Purchaser Designees at or prior to the Closing, and not waived by Purchaser on the Funding Date, in connection with the transactions contemplated by this Agreement.

4.7    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (or, in the case of clauses (h) and (i) below, the Funding) as follows:

a.     by the mutual written consent of Sellers and Purchaser;

b.by either Purchaser or Sellers, if the Closing shall not have been consummated prior to June 30, 2017 (the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then Purchaser (if Purchaser is so in breach) or Sellers (if Sellers is so in breach), respectively, may not terminate this Agreement pursuant to this Section 4.7(b);

c.by either Purchaser or Sellers, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall use their respective commercially reasonable efforts to promptly appeal any such adverse determination which is appealable (and pursue such appeal with reasonable diligence);

d.by Purchaser, (i) if any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code or if any Seller seeks to have any Chapter 11 Case dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of Sellers is appointed in the Chapter 11 Cases or if any Seller seeks the appointment of any such trustee or examiner, in each case without the consent of Purchaser or (ii) if Sellers’ exclusivity as to the proposal of any reorganization plan is terminated or modified;

e.by Purchaser, if the Sale Order shall not have been entered by the Bankruptcy Court by the close of business on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 4.7(e) shall not be available to Purchaser if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet this requirement on or before such date;
f.by Purchaser if, following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any material respect without the prior written consent of Purchaser and Sellers; provided, however, that the right to terminate this Agreement under this Section 4.7(f) shall not be available to Purchaser if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Bidding Procedures Order to meet this requirement;

g.by either Sellers or Purchaser if (i) the Auction has occurred and Purchaser was not the Prevailing Bidder, or (ii) the Bankruptcy Court otherwise approves an Alternative Transaction;

h.by Sellers, if Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 10.2(a) and Section 10.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Purchaser within fifteen (15) days through the exercise of its commercially reasonable efforts, then for so long as Purchaser continues to exercise such commercially reasonable efforts Sellers may not terminate this Agreement under this Section 4.7(h) unless such breach is not cured within fifteen (15) days from written notice to Purchaser of such breach; provided, further, that Sellers is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

i.by Purchaser, if Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement, and as a result of such breach the conditions set forth in Section 10.3(b) and Section 10.3(c) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Sellers within fifteen (15) days through the exercise of its commercially reasonable efforts, then for so long as Sellers continues to exercise such commercially reasonable efforts Purchaser may not terminate this Agreement under this Section 4.7(i) unless such breach is not cured within fifteen (15) days from written notice to Sellers of such breach; provided, further, that Purchaser is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

j.by Sellers, if all of the conditions set forth in Sections 10.3 and 10.4 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price or the other deliverables required by Sections 4.4 and 4.6;

k.by Sellers, if the Escrow Agreement has not been executed and delivered by the parties within ten (10) days following the entry of the Sale Order, due to Purchaser’s failure to exercise commercially reasonable efforts to cause the Escrow Agreement to be executed and delivered during such ten (10) day period;

l.by Purchaser, if all of the conditions set forth in Sections 10.2 and 10.4 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Sellers fail to deliver the deliverables required by Sections 4.3 and 4.5; or

m.by Purchaser, if any creditor of Sellers obtain relief from the automatic stay to foreclose on any of the Acquired Assets valued in excess of $500,000.

4.8    Procedure Upon Termination. In the event of a termination of this Agreement by Purchaser or Sellers, or both, pursuant to Section 4.7, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, (b) except as contemplated by Section 4.9 and Section 8.1 with respect to the obligations of Purchaser to serve as a Back-up Bidder hereunder, this Agreement shall thereupon terminate and become void and of no further force and effect; provided, however that Purchaser shall not be obligated to serve as a Back-up Bidder in the case of a termination pursuant to Section 4.7(i) and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein, each party shall (a) redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (subject, in the case of Purchaser or any Purchaser Designee, to any such documents, work papers or other material that must be retained to comply with applicable Law or pursuant to any bona fide records retention policy); and (b) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent pursuant to, and in accordance with, the Escrow Agreement to return (i) to Sellers, each of the items set forth in Section 4.3 and (ii) to Purchaser, each of the items set forth in Section 4.4 (including the Purchase Price plus Purchaser’s bid deposit (or portions thereof then-currently held in escrow)).

4.9    Effect of Termination. In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to Purchaser or Sellers; provided, however, that Section 4.7, Section 4.8, this Section 4.9, Article XII, the Bidding Procedures Order (if entered) and Purchaser’s obligation to serve as a Back-up Bidder hereunder shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Sections of the Seller Disclosure Schedule delivered as of the date hereof by Sellers to Purchaser (the “Seller Disclosure Schedule”) (it being understood that any matter disclosed in any Section of the Seller Disclosure Schedule will be deemed to be disclosed in any other Section of the Seller Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section), Sellers hereby represent and warrant to Purchaser as follows:
5.1    Organization. Each Seller is duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite power and authority to own, lease, develop and operate the Acquired Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Seller is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. Other than with respect to CSP’s ownership of 100% of the equity interests of CSPB, no Seller (i) owns, directly or indirectly, any capital stock or other ownership interest in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests in any Person, (ii) has any obligation to acquire any capital stock or other ownership interests in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests of any Person, or to make any investment in any Person, or (iii) is a party to any partnership, limited liability company, joint venture or similar agreement.

5.2     Authorization and Validity. Subject to Bankruptcy Court approval, Sellers have all requisite corporate (or equivalent) power and authority to enter into this Agreement and any Ancillary Agreement to which it is or will be a party and to carry out its obligations hereunder and thereunder. Subject to Bankruptcy Court approval, the execution and delivery of this Agreement and the Ancillary Agreements, and the performance by Sellers of their obligations hereunder and thereunder, have been duly authorized by all necessary corporate (or equivalent) action on behalf of Sellers, and no other proceedings on the part of Sellers are necessary to authorize such execution, delivery, and performance. This Agreement has been, and the Ancillary Agreements when delivered will be, duly executed by Sellers, and, subject to Bankruptcy Court approval, constitute the valid and binding obligation, enforceable against Sellers in accordance with the terms herein and therein (subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness and good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Exceptions”)).

5.3    No Conflict. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements does not, and the consummation by Sellers of the transactions contemplated hereby and thereby, upon entry of the Sale Order, will not, (a) conflict with or result in the breach of any provision of the organizational documents of any Seller, (b) conflict with, violate or result in the breach by any Seller of any applicable Law, (c) require any Seller to make any filing with or give notice to, or obtain any consent from, any Governmental Body, other than the Sale Order and, if required, any clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (d) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Assigned Contract or Permit, or (e) result in any Encumbrance (except for Permitted Encumbrances) on any of the Acquired Assets; other than, in the case of the foregoing subclauses (d) and (e), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, no Seller is a party to, or subject to or bound by, any judgment, injunction or decree of any Governmental Body or agreement which may materially restrict or interfere with the performance by Sellers of this Agreement or Purchaser’s or the Purchaser Designees’ ability to operate the Business as currently operated.

5.4    Permits. Section 5.4 of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Permits relating to the Acquired Assets held by Sellers as of the date of this Agreement (the “Acquired Permits”). The Acquired Permits constitute all of the Permits necessary for Sellers to lawfully conduct and operate the Business in the manner currently conducted and operated in all material respects. Each Acquired Permit is in full force and effect, Sellers are in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed, no notice has been received by a Governmental Body to revoke any material Acquired Permit and no proceeding is pending or, to the Knowledge of Sellers, threatened to revoke or limit any Acquired Permit required for the operation of the Business.

5.5    Law and Legal Proceedings. Since January 1, 2013, Sellers have been in compliance with all applicable Laws except for such non-compliance that has not had, or would not reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, no Seller has received a written (or, to the Knowledge of Sellers, non-written) notice of any investigation or review by any Governmental Body with respect to the Acquired Assets, the Owned Real Property or the Leased Real Property that is pending, or, to the Knowledge of Sellers, threatened.

5.6    Environmental Matters. The use by the Seller of the Owned Real Property and the Leased Real Property is, and for the last three (3) years has been, in material compliance with all Environmental Laws, including Environmental Permits. To the Knowledge of Sellers, the Owned Real Property and the Leased Real Property are in compliance with all Environmental Laws, including any Environmental Permits, except for such non-compliance that has not had, or would not reasonably be expected to have, a Material Adverse Effect. No Seller is subject to any pending or, to Sellers’ Knowledge, threatened Legal Proceeding alleging that a Seller may be in material violation of any Environmental Law or Environmental Permit, or may have any material Liability under any Environmental Law, and to the Knowledge of Sellers, there are no facts or circumstances which could give rise to any such material Liability under any Environmental Law. There are no Hazardous Materials present at the Owned Real Property or the Leased Real Property, and no Seller nor, to Seller’s Knowledge, any other Person, has stored, treated, disposed of, arranged for disposal or treatment of, transported, handled, manufactured, distributed, or Released any Hazardous Materials on, under or from the Owned Real Property or the Leased Real Property, except in material compliance with Environmental Laws. Sellers have delivered or made available to Purchaser complete and accurate copies of all material environmental reports, audits, and assessments prepared by or for Sellers that are in Sellers’s possession, as well as all material correspondence with Governmental Bodies or other Persons relating to environmental conditions or environmental compliance matters at the facilities and the properties of Sellers and concerning the operation of the business of Sellers.

5.7    Material Contracts.

a.     Section 5.7(a)(i) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of Contracts that are currently in effect and to which any Seller is a party which are material to the operations, financial condition, assets or Liabilities of Sellers or the Business and Section 5.7(a)(ii) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of Contracts with any Governmental Body, in both cases reasonably expected to result in payments in excess of $30,000 or that otherwise are material to the Business that are currently in effect and to which any Seller is a party (each such Contract listed, or required to be listed, on Section 5.7(a)(i) or Section 5.7(a)(ii) of the Seller Disclosure Schedule, a “Material Contract,” and collectively, the “Material Contracts”).

b.Except as set forth in Section 5.7(b) of the Seller Disclosure Schedule, since January 1, 2013, (i) there has not been any written (or, to the Knowledge of Sellers, non-written) claim or allegation by any Person that any Seller is in material breach or default under any Material Contract or that there exists an event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by any Seller under any Material Contract, and (ii) to the Knowledge of Sellers, no other party to any Material Contract is in material breach or default thereunder. As of the date hereof, no party to a Material Contract has provided a Seller with written notice (or, to the Knowledge of Sellers, non-written notice) that it intends to cancel, terminate, fail to renew or materially reduce business conducted under any Material Contract. Except to the extent that a Material Contract is rejected, repudiated or terminated by Sellers after the execution of this Agreement in accordance with the terms of this Agreement, each of the Material Contracts is in full force and effect and is valid and binding on the applicable Seller party thereto and, to the Knowledge of Sellers, each other party thereto. Sellers have made available to Purchaser complete and accurate copies of each Material Contract.

5.8    Intellectual Property. Section 5.8 of the Seller Disclosure Schedule sets forth a list of the following Intellectual Property Rights owned or purported to be owned by Sellers: (i) all patents and patent applications, including for each the applicable patent number or application serial number, the applicable jurisdiction, the date filed or issued, and the present status thereof, (ii) all registered trademarks, trade dress, trade names or service marks, including for each the application serial number or registration number, the date filed or registered, and the applicable jurisdiction, (iii) all internet domain name registrations and (iv) all copyright registrations, including for each the registration number, the date registered, and the applicable jurisdiction (items (i) through (iv) the “Seller Registered Intellectual Property Rights”). Section 5.8 of the Seller Disclosure Schedule also sets forth, all payments, filings, or other actions required to be made or taken in connection with the prosecution and maintenance of the Seller Registered Intellectual Property Rights during the 180 day period from the date hereof. Sellers own all Seller Registered Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances). Each item of Seller Registered Intellectual Property Rights (A) has not been abandoned, canceled or materially compromised by Sellers, or, to Sellers’ Knowledge, any other Person, (B)  has been maintained effective by all requisite filings, renewals and payments and (C) to Sellers’ Knowledge, remains in full force and effect. Except as set forth on Section 5.8 of the Seller Disclosure Schedule, to Sellers’ Knowledge, Sellers own or have the right to use all Intellectual Property Rights necessary for the conduct of the Business in the Ordinary Course of Business.

5.9    Title to Assets; Sufficiency.

a.     Sellers have good and valid title to and interest in (as applicable) all of their personal property which constitutes Acquired Assets in each case free and clear of Encumbrances, except Permitted Encumbrances. Subject to the entry of the Sale Order, Purchaser or the Purchaser Designees will be vested with good title to the personal property which constitutes Acquired Assets, free and clear of all Encumbrances, Claims, interests and encumbrances, other than Assumed Liabilities, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code. Except as set forth in Section 5.9(a) of the Seller Disclosure Schedule, upon entry of the Sale Order, Sellers will have all requisite authority to transfer good and valid title to or leasehold interest in all of the Acquired Assets free and clear of all Encumbrances, including Permitted Encumbrances, to the fullest extent permissible under Sections 363 and 365 of the Bankruptcy Code, and shall convey to Purchaser or, at the election of Purchaser, the Purchaser Designees at the time of the transfer of the Acquired Assets to Purchaser or such Purchaser Designees. The Acquired Assets constitute all of the properties used in or held for use in the Business and are sufficient for Purchaser or the Purchaser Designees to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by Sellers.

5.10    Real Property.

a.     Section 5.10(a) of the Seller Disclosure Schedule sets forth a list of all Owned Real Property. Except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, with respect to each parcel of Owned Real Property: (i) the applicable Seller has good and marketable indefeasible fee, simple title free and clear of all Encumbrances (except Permitted Encumbrances); (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Owned Real Property other than under the Owned Real Estate Leases; and (iii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property (other than the right of Purchaser pursuant to this Agreement), or any portion thereof or interest therein.

b.Sellers do not lease any real property as lessee.

c.Sellers have not received any written or, to the Knowledge of Sellers, oral notice of condemnation or eminent domain proceedings pending or threatened that affect the Owned Real Property. Sellers have not received any written or, to the Knowledge of Sellers, oral notice of any zoning, ordinance, building, land use, fire or health code or other legal violation affecting any such Owned Real Property, except where any such violations would not have, individually or in the aggregate, a Material Adverse Effect.

d.Sellers have delivered or made available to Purchaser in an electronic data room, to which representatives of Purchaser have been given access copies of all surveys of, and title insurance policies with respect to, each Owned Real Property in Sellers’ possession.

5.11    No Brokers or Finders. Except as relates to Sellers’ retention and engagement of Tudor, Pickering, Holt & Co. or as set forth in Section 5.11 of the Seller Disclosure Schedule, Sellers shall have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, execution, or performance of this Agreement (a “Seller Broker Fee”). Neither Purchaser, the Purchaser Designees, nor any Affiliate of Purchaser the Purchaser Designees will have any Liability in connection with any Seller Broker Fee or any other brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements incurred by any Seller.

5.12    Financial Statements. Sellers have delivered or made available to Purchaser the following financial statements (collectively the “Financial Statements”): (a) audited consolidated balance sheets and the related consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Sellers, as of and for the fiscal years ended December 31, 2015, 2014 and 2013, together with the notes thereto (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Sellers as of and for the nine-month period ended September 30, 2016 (the “Balance Sheet Date”) (the “Interim Financial Statements”) as set forth in Section 5.12 of the Seller Disclosure Schedule. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, present fairly, in all material respects, the financial condition of Sellers as of such dates and the results of operations and cash flows of Sellers for such periods, and are consistent, in all material respects, with the books and records of Sellers (which books are records are correct and complete in all material respects). The Interim Financial Statements include all of the assets and Liabilities of Sellers as of September 30, 2016, in each case that are required by GAAP to be set forth on a balance sheet, and present fairly, in all material respects, the financial condition of Sellers as of September 30, 2016 and the results of its operations for the period then ended, subject to customary year-end adjustments and accruals, and are consistent in all material respects with the books and records of Sellers.

5.13    Compliance with Laws; Regulatory Matters. To the Knowledge of Sellers, except as set forth in Section 5.13 of the Seller Disclosure Schedule, the Business of Sellers is being, and at all times within the past three (3) years has been, conducted in compliance in all material respects with all applicable Laws. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, during the three-year period ending on the date hereof, neither Sellers nor any of their Affiliates has received any written communication from a Governmental Body that alleges that the Business is not in compliance with any applicable Law.

5.14    Absence of Undisclosed Liabilities. Except as set forth in Section 5.14 of the Seller Disclosure Schedule, to Sellers’ Knowledge, Sellers do not have any material Liabilities except (a) Liabilities reflected in the Interim Financial Statements, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material Liability for breach of warranty, malpractice, tort or infringement or a claim or lawsuit or breach of an Environmental Law) and (c) Liabilities that are or will be Excluded Liabilities.

5.15    Absence of Certain Developments. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, and except as a result of the idling of the business and commencement of the Chapter 11 Case (and the execution of the transactions and agreements in connection therewith), since the Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business consistent with past practice in all material respects, and Sellers has not taken any action which, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser or the Purchaser Designees pursuant to Section 9.1(b).

5.16    Preemptive Rights. Other than (i) Purchaser and the Purchaser Designees, (ii) pursuant to any bids made by any Person in connection with the Auction, or (iii) prior to the Closing Date, any Seller, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale, use or other disposition of all or any of the Acquired Assets.

5.17    Tax Returns; Taxes. Except as set forth in Section 5.17 of the Seller Disclosure Schedule:

a.     All Tax Returns required to have been filed by Sellers have been duly and timely filed and are true, correct and complete in all material respects. No extension of time in which to file such Tax Return is in effect.

b.All Taxes due and payable by any Seller (whether or not shown on any Tax Return) have been timely paid in full. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statements are adequate in all respects to cover all Taxes of Sellers accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the Balance Sheet Date. All Liabilities of Sellers for Taxes attributable to Tax Periods (or portions thereof) commencing after the Balance Sheet Date have arisen in the Ordinary Course of Business.

c.No claims, adjustments, assessments or deficiencies for any amount of Taxes of Sellers by any Governmental Body are being asserted, proposed or, to the Knowledge of Sellers, threatened, and no audit or investigation of any Tax Return of any Seller by any Governmental Body has occurred in the last three (3) years or is currently underway, pending or, to the Knowledge of Sellers, threatened. No claim for unpaid Taxes that could result in an Encumbrance on any of the Acquired Assets, or a Tax for which Purchaser may be liable as a result of the transactions contemplated by this Agreement, has been asserted, proposed or, to the Knowledge of Sellers, threatened by any Governmental Body. There are no agreements with, or rulings requested or received from, any Governmental Body, which agreements or rulings would be binding on the Purchaser after the Closing.

d.Since January 1, 2013, no claim has been made against a Seller by any Governmental Body in a jurisdiction where such Seller does not file a Tax Return that such Seller is or may be subject to taxation in such jurisdiction with respect to Taxes that are the subject of such Tax Return.

e.Each Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, nonresident or other third party, and has withheld and timely paid to the appropriate Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, nonresident or other third party.

f.No Seller has executed or filed with any Governmental Body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes (other than as the result extending the time to file a Tax Return) which agreement or waiver is still in effect. Sellers have not made an election to treat any Acquired Asset as, and no Acquired Asset is, owned by another Person or “tax exempt bond-financed property” or “tax-exempt use property”, each within the meaning of Section 168 of the Code or under any comparable provision of state or local Tax Law. No Acquired Asset secures debt the interest on which is tax-exempt under Section 103(a) of the Code or is subject to a “section 467 rental agreement” within the meaning of Section 467(d) of the Code.

g.No Seller has Liability for Taxes of any other Person as a transferee or successor, by Law, Contract or otherwise.

h.No Seller has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.18    Employees.
a.     Sellers have delivered to Purchaser a true and correct list of the Employees as of a date no earlier than five (5) business days prior to the Execution Date (without reference to names or employee numbers), specifying their position, annual salary or wage rate, and date of hire. No Seller is delinquent in payments to any Employees for any wages, salaries, commissions, vacation pay, bonuses or other direct compensation for any services performed for them or amounts required to be reimbursed to Employees in any material respects. With respect to the Employees, to Sellers’ Knowledge, the applicable Seller is in material compliance with all applicable Laws respecting labor, labor relations, employment, employment standards, fair employment practices, terms and conditions of employment, human rights, immigration, workers’ compensation, occupational safety, pay equity, plant closings and wages and hours. Sellers have withheld all material amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees and are not liable for any arrears of wages, salaries, commissions, vacation pay, bonuses or other compensation due to Employees or any Taxes or any penalty or interest for failure to comply with any of the foregoing in any material respect. To Sellers’ Knowledge, no Seller has direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an Employee.

b.No Seller is party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which qualifies as a trade union in respect of or affecting Employees nor are Sellers aware of any union organization effort regarding the Employees, nor is any Seller engaged in any labor negotiation with any labor union, trade union or employee organization or group which qualifies as a trade union in respect of or affecting Employees. There are no, and within the prior three years there have not been any organized, collective (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller, or (ii) unfair labor practice charges, grievances or complaints under the National Labor Relations Act or other equivalent legislation pending or, to the Knowledge of Sellers, threatened by or on behalf of any trade union, Employee or group of Employees. Except as set forth in Section 5.18(b) of the Seller Disclosure Schedule, no Seller has any obligation to make any severance or termination payment to any Employee in excess of any amount payable under common law principles or applicable Law.

5.19    Seller Plans. Section 5.19 of the Seller Disclosure Schedule lists each material Seller Plan that Sellers maintain or to which Sellers contribute. As of the date hereof, there is no material pending or, to the Knowledge of Sellers, threatened, litigation relating to any Seller Plan and Sellers have not received any notice of violation related to any Seller Plan. To the Knowledge of Sellers, each Seller Plan has been established, funded, maintained and administered, in each case, in all material respects, in accordance with applicable Law.

5.20    Insurance Policies. Section 5.20 of the Seller Disclosure Schedule lists all material insurance policies owned or held by Sellers (the “Insurance Policies”). All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Execution Date have been paid, and no written notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Except as set forth in Section 5.20 of the Seller Disclosure Schedule, there are no pending, or to Sellers’ Knowledge, material threatened claims, or circumstances that might give rise to a material claim under any Insurance Policy.

5.21    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED HERE, NEITHER SELLERS NOR ANY OTHER PERSON MAKES, AND SELLERS EXPRESSLY DISCLAIM, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO SELLERS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREIN. THE ACQUIRED ASSETS ARE BEING TRANSFERRED TO PURCHASER ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:
6.1    Organization. Purchaser is duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease, develop and operate its properties and to carry on its business as now being conducted. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the conduct of its businesses or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements.

6.2    Authorization and Validity. Purchaser has all requisite corporate (or equivalent) power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Purchaser’s obligations hereunder and thereunder have been duly authorized by all necessary corporate (or equivalent) action on behalf of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery, and performance. This Agreement and the Ancillary Agreements have been duly executed by Purchaser and constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein (subject to the Exceptions).

6.3    No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements does not, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder will not, (a) conflict with or result in the breach of any provision of the organizational documents of Purchaser, (b) conflict with, violate or result in the breach by Purchaser of any applicable Law, (c) require Purchaser to make any filing with or give notice to, or obtain any consent from, any Governmental Body, other than the Sale Order and, if required, any clearance under the HSR Act, or (d) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Contract to which Purchaser is party; other than, in the case of the foregoing subclause (iv), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

6.4    Law and Legal Proceedings. There are no Legal Proceedings pending or, to Purchaser’s knowledge, threatened in writing against Purchaser before any Governmental Body, which, if adversely determined, would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

6.5    Investigation by Purchaser. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Acquired Assets, that it has made all such reviews and inspections of the Acquired Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

6.6    Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

6.7    Brokers. Neither Purchaser nor any of its Affiliates as entered into any arrangement to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated to pay.

ARTICLE VII.

EMPLOYEES
7.1    Employee Matters. Purchaser or the Purchaser Designees may offer employment to the Employees of Sellers, as selected by Purchaser of the Purchaser Designees, on such terms and conditions as may be acceptable to the Employees and Purchaser or the Purchaser Designees in its sole discretion and need not bear any relationship to terms and provisions applicable to their employment by Sellers; provided, however, Purchaser shall, or shall cause the Purchaser Designees to, (i) make a sufficient number of employment offers on such terms and conditions as necessary to ensure that the termination by Sellers of Sellers’ Employees as of the Closing Date will not trigger obligations, if any, under the WARN Act or (ii) pay all obligations and expenses pursuant to the WARN Act, if any; provided that Sellers, after Purchaser’s or the Purchaser Designees’ prior five (5) day written request, promptly delivers any notices, on the form reasonably requested by Purchaser, contemplated under such the WARN Act. Each Employee to whom Purchaser, the Purchaser Designees, or one of its or their Affiliates has made an offer of employment or offer of another type of services relationship and who has accepted such offer and commences employment or other services relationship with Purchaser, the Purchaser Designees, or its or their Affiliates on or following the Closing Date is hereinafter referred to as a “Transferred Employee.”

7.2    Excluded Plans. Except as provided by applicable Law, Sellers shall be solely responsible and shall retain all Liabilities with respect to the Excluded Plans.

7.3    COBRA and Benefits Coverage. Sellers will provide COBRA Continuation Coverage so long as any Seller or any ERISA Affiliate of any Seller maintains any group health plan, after which Purchaser or the Purchaser Designees, will be responsible for providing continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for each “M&A qualified beneficiary” (within the meaning of Treasury Regulation §54.4980B-9 Q&A-4) applicable to the Acquired Assets. As soon as practicable prior to the Closing, Sellers will provide to Purchaser a list of all M&A qualified beneficiaries who are receiving or eligible to elect COBRA Continuation Coverage on the Closing Date, and Purchaser or the Purchaser Designees will issue to them all COBRA Continuation Coverage notices.

7.4    No Third-Party Beneficiaries.

a.    Notwithstanding anything set forth in this ARTICLE VII, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plan or (ii) shall limit the right of the applicable Purchaser or the Purchaser Designees or any of their Affiliates to amend, terminate or otherwise modify any Assumed Plan following the Closing Date.

b.Sellers and Purchaser acknowledge and agree that all provisions contained in this ARTICLE VII, with respect to current or former Employees are included for the sole benefit of Sellers, Purchaser and the Purchaser Designees, and that nothing herein, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, directors, officers or consultants of Sellers, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Purchaser, the Purchaser Designees, or any of their Affiliates.

ARTICLE VIII.

BANKRUPTCY COURT MATTERS

8.1    Competing Bid and Other Matters.

a.     On the Petition Date, Sellers shall file with the Bankruptcy Court a Sale Motion seeking approval of the Bidding Procedures Order and the transactions contemplated in this Agreement (subject to higher or otherwise better offers).

b.This Agreement, the parties’ obligations hereunder and the transactions contemplated hereby are subject to approval of the Bankruptcy Court and this Agreement is the result of the Sellers’ right and ability to pursue and consider higher or otherwise better competing bids with respect to the Business and a material portion of the Acquired Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”).

c.If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), subject to the terms of the Bidding Procedures Order, Purchaser may at its sole discretion agree to serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until 11:59 p.m. (prevailing Eastern time) on the date that is the earliest of (i) ninety (90) days after the date of the Sale Hearing, (ii) such date upon which Sellers will notify the Back-up Bidder, and (iii) the date of closing of an Alternative Transaction with the Prevailing Bidder (the “Outside Back-up Date”). Subject to the terms of the Bidding Procedures Order, following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder (if the Back-up Bidder is the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and Sellers will be authorized, but not required, without further Order of the Bankruptcy Court or any action on the part of the Back-up Bidder, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder pursuant to the procedures set forth in the Bidding Procedures Order.

8.2    Sale Order. An Order approving the sale transaction shall be entered by the Bankruptcy Court, and shall be in a form and substance reasonably acceptable to Sellers and Purchaser (the “Sale Order”). The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code; (d) include an injunction against any holder of a Claim against Sellers or the Acquired Assets from asserting, prosecuting or otherwise pursuing such Claim against Purchaser (other than with respect to the Assumed Liabilities); (e) include a finding that, upon payment of Cure Costs, all Assigned Contracts that are subject to the provisions of Section 365 of the Bankruptcy Code or otherwise pursuant to applicable Law, remain in full force and effect with all parties to the Assigned Contracts enjoined from asserting against Purchaser any default, breach, acceleration, assignment fees, increases, or any other fees resulting from Sellers’ assumption and assignment of the Assigned Contracts to Purchaser; and (f) include a finding that the sale does not and will not subject Purchaser to any liability by reason of such sale pursuant to any bulk-transfer laws, successor liability, or similar theories to the maximum extent permitted by applicable Law, in all cases except as expressly provided in this Agreement. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Sale Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (1) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (2) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s entry of the Sale Order shall be appealed, Sellers and Purchaser shall use reasonable efforts to defend such appeal(s).

ARTICLE IX.

COVENANTS AND AGREEMENTS

9.1    Conduct of Business of Sellers.

a.     During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.7 or the Closing, except (1) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall conduct the Business and operate and maintain the Acquired Assets in the Ordinary Course of Business consistent with the period from September 2016 to date.

b.During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.7 or the Closing, except (1) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall not:

i.mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Acquired Assets unless otherwise agreed to by Purchaser;

ii.sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, permit to lapse or otherwise dispose of any of the Acquired Assets except to the extent permitted by this Agreement;

iii.cancel or compromise any material debt or Claim or waive or release any material right of Sellers that constitutes an Acquired Asset;

iv.(A) enter into any (1) new Contract or renew any existing Contract requiring payments by any Seller in excess of $10,000 over the twelve-month period immediately following the execution thereof outside the Ordinary Course of Business or (2) new Contract that would constitute a Material Contract if in existence as of the date of this Agreement, and (B) cancel, terminate, amend, modify, supplement or rescind any Material Contract or any terms of any Material Contract with future payments in excess of $10,000, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto;

v.abandon any rights under any Material Contract (outside the Ordinary Course of Business) or breach any Material Contract;

vi.incur any long-term expenditure associated with the Acquired Assets that would be an Assumed Liability;

vii.incur or permit to be incurred any Liability (other than in connection with the performance of any Non-Assumed Contracts or execution of any Contracts that are not Material Contracts in the Ordinary Course of Business) that would be an Assumed Liability outside the Ordinary Course of Business, or that would increase the amount of an Assumed Liability or any Cure Cost;

viii. (A) with respect to any Employee set forth on Schedule 9.1(b)(viii), increase the salary, bonus (with the exception of retention bonuses provided that the payment of such retention bonuses shall not increase the amount of the Purchase Price, including, without limitation, by increasing the amount of the DIP Repayment Amount) or severance arrangements of such Employee or amend, modify, terminate or enter into any employment or severance Contract with such Employee and (B) with respect to all other Employees, take any of the foregoing actions other than in the Ordinary Course of Business;

ix.(A) enter into, amend or terminate any Seller Plan, (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Seller Plan to any Person (including any current or former employee, officer or director, or other service provider of Sellers), (C) grant any new awards under any Seller Plan or (D) take any action to fund the payment of compensation or benefits under any Seller Plan to any Person (including any current or former employee, officer or director, or other service provider of Sellers), except (X) in the case of clauses (A) or (D), in the Ordinary Course of Business with respect to Employees of Sellers who are not currently, and have never been, officers or directors of any Seller and (Y) in the case of all clauses (A) through (D), to conform to applicable Law or as may be required under any Seller Plan that is in effect as of the date hereof;

x.(A) enter into, amend or renew any collective bargaining agreements and (B) recognize any union or works council as the bargaining representative of any Employee of Sellers;

xi.make, change or rescind any material Tax election, file any amended Tax Return, change its fiscal year or financial or Tax accounting methods, policies or practices, settle or compromise any Tax Liability, enter into a closing agreement with respect to Taxes or agree to an extension of the period for assessment, reassessment or collection of any Taxes;

xii.institute, settle or agree to settle or modify in any manner that is adverse to the Business or the Acquired Assets or that reasonably would be expected to increase the amount of any Acquired Asset or Cure Cost, any litigation, action or other Legal Proceeding before any court or Governmental Body except any such litigation, action or other Legal Proceeding involving payment by or to a Seller that is less than $15,000 individually and $50,000 in the aggregate;

xiii.(A) take any action that reasonably jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any of the Permits, (B) fail to use commercially reasonable efforts to prosecute with due diligence any material pending applications with respect to the Permits, including any renewals thereof, (C) with respect to the Permits, fail to make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the Business of Sellers, as and when such filings, reports or payments are necessary or appropriate or (D) fail to initiate appropriate steps to renew any Permits held by any Seller that are scheduled to terminate prior to or within sixty (60) days after the Closing or to prosecute any pending applications for any Permit;
xiv.transfer, sell, assign, abandon, permit to lapse or grant any rights or modify any existing rights under any Seller Intellectual Property Rights other than in the Ordinary Course of Business, or enter into any settlement regarding the breach or infringement, misappropriation, dilution or other violation of any Intellectual Property Rights;

xv.make, commit to make or incur any Liability in excess of $10,000 for capital expenditures;

xvi.enter into a plan of consolidation, merger, share exchange, reorganization, combination, amalgamation or sale of all, or substantially all, of equity or assets with any Person or adopt a plan of complete or partial liquidation;

xvii.authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities);

xviii.amend the charter documents, bylaws or similar governing documents of any Seller;

xix.make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Body;

xx.fail to commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations to the extent required of Sellers, including by any Governmental Body, under Environmental Laws in the event required or reasonably necessary under applicable Environmental Laws, or fail to respond to any notices, requests for information, claims, or any other communications from any Governmental Body regarding any actual or alleged violation of applicable Environmental Laws; or

xxi.enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 9.1(b).

c.Promptly (and in any event within ten (10) days) after the Closing Date, Sellers will (i) at Purchaser’s expense and written request, prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing Sellers’ names so as to effectuate the transfer of the Acquired Names and any of like names or combinations of words or derivations thereof to Purchaser and promptly deliver evidence of such name change to Purchaser and (ii) cease using the Acquired Names, and any derivations thereof.

9.2    Access to Information.

a.     Sellers agree that, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.7, Purchaser and the Purchaser Designees shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as Purchaser’s and the Purchaser Designees’ Representatives may reasonably request (including for the avoidance of doubt, any attorneys or agents handling the prosecution or maintenance of the Seller Registered Intellectual Property Rights), provided, however, that Sellers shall not be obligated to provide information that they are not permitted to provide under applicable Law; provided, further, that Sellers shall provide their consent, which shall not be unreasonably withheld or delayed, for Purchaser and the Purchaser Designees or its and their Representatives to have access to Employees pursuant to this Section 9.2(a). Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including Sellers’ right to have its Representatives accompany Purchaser and the Purchaser Designees and its and their Representatives upon the

Leased Real Property and Owned Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 9.2, Sellers shall furnish to Purchaser or the Purchaser Designees and its or their Representatives such financial, operating and property related data and other information as such Persons reasonably request. Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser, the Purchaser Designees, and its and their Representatives in connection with such investigations and examinations, and Purchaser and the Purchaser Designees shall, and use its or their commercially reasonably efforts to cause its Representatives to, reasonably cooperate with Sellers and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business. Purchaser and the Purchaser Designees and its or their Representatives shall be permitted to contact, or engage in discussions or otherwise communicate with Sellers’ landlords, clients, suppliers and other Persons with which Sellers have material commercial dealings, provided, that Purchaser or the Purchaser Designees must obtain the prior consent of Sellers, which consent shall not be unreasonably withheld or delayed, to initiate such communications and give Sellers the opportunity to be present therefor.
b.From and after the Closing Date, Sellers shall give Purchaser or the Purchaser Designees and its or their Representatives reasonable access during normal business hours to the offices, facilities, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Excluded Assets), personnel files and books and records of Sellers pertaining to the Business. In connection with the foregoing, Sellers shall use commercially reasonable efforts to cause their respective Representatives to furnish, at Purchaser’s expense, to Purchaser or the Purchaser Designees such financial, technical, operating and other information pertaining to the Business as Purchaser’s or the Purchasers’ Designees Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, at Purchaser’s expense, Sellers shall, and shall use commercially reasonable efforts to cause its Affiliates to, cooperate with Purchaser and the Purchaser Designees as may reasonably be requested by any of Purchaser or the Purchaser Designees or its or their Representatives for purposes of (i) enabling an independent accounting firm selected by Purchaser to conduct an audit of the Business, including access to Sellers’ independent auditors’ working papers pertaining to the Business or the Acquired Assets including any environmental assessment; (ii) undertaking, with the consent of Sellers, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Acquired Assets; and (iii) undertaking any study relating to Sellers’ compliance with Laws; and Sellers acknowledge that information or access may be requested and used for such purpose; provided, however, that the access, and related rights to investigate and examine, granted to Purchaser and the Purchaser Designees and its and their Representatives pursuant to this Agreement shall not constitute nor be construed as a waiver of any applicable legal privilege of Sellers, including the attorney-client and work product privileges.

c.From and after the Closing Date until the first (1st) anniversary of the Closing Date, Purchaser shall give Sellers and Sellers’ Representatives reasonable access during normal business hours to the offices, facilities, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Acquired Assets), personnel files and books and records of Purchaser or the Purchaser Designees pertaining to (i) the conduct of the Business or ownership of the Acquired Assets prior to the Closing Date or (ii) the Excluded Assets and Excluded Liabilities. In connection with the foregoing, Purchaser shall, or shall cause the Purchaser Designees to, use commercially reasonable efforts to cause its or their Representatives to furnish to Sellers such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Acquired Assets prior to the Closing Date, or (ii) the Excluded Assets and Excluded Liabilities, in each case, as Sellers’ Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, Purchaser shall, and shall use commercially reasonable efforts to cause each of its Affiliates and the Purchaser Designees to, cooperate with Sellers as may reasonably be requested by Sellers for purposes of enabling an independent accounting firm selected by Sellers to conduct an audit of the Business for periods prior to the Closing Date, including access to Purchaser’s or the Purchaser Designees’ independent auditors’ working papers pertaining to the Business or the Acquired Assets.

d.No information received pursuant to an investigation made under this Section 9.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Sellers set forth in this Agreement or any certificate or other instrument delivered to Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Seller Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article X.

e.Prior to the Funding Date, Sellers shall provide Purchaser or the Purchaser Designees with a list of all payments, filings, and other actions which are due to be made or taken in connection with the prosecution and maintenance of the Seller Registered Intellectual Property Rights during the period beginning on the date hereof and extending to the date that is three (3) months following the scheduled Closing Date. Such list will be promptly updated by Sellers if the scheduled Closing Date is postponed.

9.3    Rejected Contracts. Sellers shall not obtain an order approving the rejection or assumption of any Assigned Contract in any bankruptcy proceeding following the date hereof unless in accordance with this Agreement without the prior written consent of Purchaser.

9.4    Further Agreements. Purchaser authorizes and empowers Sellers from and after the Closing Date to receive and to open all mail received by any Seller relating to the Acquired Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 9.4. Sellers shall (a) promptly deliver to Purchaser or the Purchaser Designees or its or their Affiliates any mail or other communication received by it after the Closing Date and relating to the Acquired Assets, the Business or the Assumed Liabilities, (b) promptly transfer in immediately available funds to Purchaser or, if requested in writing by the Purchaser, the Purchaser Designees or its or their Affiliates any cash, electronic credit or deposit received by any Seller but solely to the extent that such cash, electronic credit or deposit are Acquired Assets and (c) promptly forward to Purchaser, the Purchaser Designees, or its or their Affiliates any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Acquired Assets. Purchaser, the Purchaser Designees, or its or their Affiliates shall (x) promptly deliver to Sellers any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Sellers, any cash, electronic credit or deposit received by it but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Business, the Acquired Assets and the Assumed Liabilities to Purchaser or the Purchaser Designees, and Purchaser or the Purchaser Designees shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Sellers.

9.5    Further Assurances.

a.     Subject to the terms and conditions of this Agreement (including Section 8.2) and applicable Law, Sellers and Purchaser shall use, or, in the case of Purchaser, cause the Purchaser Designees to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 9.5 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 9.5. Without limiting the foregoing, following the Execution Date and until the date on which the Closing occurs or this Agreement is terminated in accordance with Section 4.7, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:

i.obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

ii.avoid the entry of, or have vacated or terminated, any injunction, decree, Order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;

iii.take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;

iv.execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to Purchaser or the Purchaser Designees and its and their successors and assigns, all of the Acquired Assets, and for Purchaser or the Purchaser Designees and its or their successors and assigns, to assume the Assumed Liabilities as contemplated in this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby; and without limiting the foregoing, Sellers agree that upon request they will, in a timely manner execute or arrange for execution of such further documents as may be required, if any, from Sellers, or take such other actions as Purchaser or the Purchaser Designees may reasonably request, to permit Purchaser or the Purchaser Designees to record the assignment of the Seller Registered Intellectual Property Rights required to be sold by Sellers hereunder free and clear of all Encumbrances, and to correct any defect in the record title to any of such Seller Registered Intellectual Property Rights. In the event that Seller fails to do so, Seller hereby grants Purchaser or the Purchaser Designees power of attorney to execute such further documents as may be required, if any, to record the assignment of such Seller Registered

Intellectual Property Rights, or to correct any defect in the record title to any of such Seller Registered Intellectual Property Rights;

v.take any and all commercially reasonable actions necessary to effect the transfer of all of the Permits and include all such Permits in the Acquired Assets to the extent transferrable under applicable Law; and

vi.provide Purchaser or the Purchaser Designees with assistance in identifying and obtaining the Permits necessary to operate the Business.

b.Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Sellers and Purchaser or the Purchaser Designees to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective of consummating the transactions contemplated hereby or is required by applicable Law.

c.Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.7, Sellers, on the one hand, and Purchaser, on the other hand, shall, or, in the case of Purchaser, shall cause the Purchaser Designees to, keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers, Purchaser or the Purchaser Designees or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

d.Notwithstanding anything in this Agreement to the contrary, the obligations of Sellers pursuant to this Section 9.5 shall be subject to any Orders entered, or approvals or authorizations required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Cases), and Sellers’ obligations as a debtor in possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order).

9.6    Preservation of Records. Sellers and Purchaser agree that each of them shall, and, in the case of Purchaser, cause the Purchaser Designees to, preserve and keep the Documents held by them or their Affiliates relating to the Business, the Acquired Assets and Assumed Liabilities for a period of two (2) years from the Closing Date, in the case of Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of Sellers’ estates, in the case of Sellers, and shall make such Documents available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or Tax audits against or governmental investigations of Sellers, Purchaser, the Purchaser Designees or any of their respective Affiliates or in order to enable Sellers or Purchaser and the Purchaser Designees to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event that any Seller, Purchaser or Purchaser Designee wishes to destroy such Documents at the end of any such period, such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the Documents within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estate shall permit.

9.7    Publicity. Except as required by applicable Law (including by the Bankruptcy Court or the Bankruptcy Code), each of Seller and Purchaser shall not issue a press release or make any other public announcement concerning this Agreement or the matters or transactions contemplated hereby without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed).

9.8    Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing and (b) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court. To the extent permitted by applicable Law, Sellers shall give prompt notice to Purchaser of (w) any notice of any alleged violation of Law applicable to any Seller, (x) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of Sellers, is contemplated, and (y) the infringement or unauthorized use by any Person of any material Intellectual Property Rights (of which Sellers have Knowledge).

9.9    DIP Loan Documents. Notwithstanding anything in this Agreement to the contrary, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with Section 4.7 and the Closing Date, it shall not be a breach of this Agreement for, and nothing in this Agreement shall (or shall be deemed to) limit or affect the ability of, Sellers to incur Indebtedness or borrow funds under the DIP Loan or the DIP Loan Documents in accordance with the terms and conditions of the DIP Loan Documents and the DIP Orders.

9.10    Insurance Policies From and after the Closing Date, Purchaser shall be solely responsible for providing insurance with respect to the Acquired Assets and the Business for any claims made with respect to any Acquired Assets regardless of when the event or occurrence relating to the claim arose. Seller shall hold any current or prior Insurance Policy for the benefit of Purchaser (to the extent such Insurance Policy primarily pertains to an Acquired Asset), shall reasonably cooperate with Purchaser (at Purchaser’s cost and expense) in pursuing any claims thereunder pertaining to an Acquired Asset, shall pay over to Purchaser any insurance proceeds paid or recovered thereunder with respect to the Acquired Assets, and shall, to the extent permitted under such insurance policies, cause Purchaser or the Purchaser Designees to be added as a loss payee(s) under such insurance policies on, or prior to, the Funding Date.

9.11    Release of Credit Support.  With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement or cash deposit issued by or for the account of Sellers or any of their Affiliates in relation to the Business set forth on Section 9.11 of the Seller Disclosure Schedule (collectively, the “Support Obligations”), Purchaser shall, or shall cause the Purchaser Designees to, obtain, prior to Funding, substitute credit support arrangements in replacement for the Support Obligations, and shall procure that Sellers and their Affiliates, and, where applicable, their sureties or letter of credit issuers, be fully released from their respective obligations under the Support Obligations, in form and substance reasonably satisfactory to Sellers. For avoidance of doubt, all cash deposits released in connection therewith shall be treated as cash or Cash Equivalents of the Company.

9.12    Financial Statements. If (a) Purchaser is the Prevailing Bidder and Sellers, by countersigning and delivering a fully-executed copy of this Agreement to Purchaser, seek to effect the transactions contemplated by this Agreement or (b) Purchaser is the Back-up Bidder, Sellers fail to consummate an Alternative Transaction with the Prevailing Bidder and Sellers, by countersigning and delivering a fully-executed copy of this Agreement to Purchaser, seek to effect the transactions contemplated by this Agreement with Purchaser, in its capacity as the Back-up Bidder, then (i) for a period beginning on the Execution Date and ending on the earlier of (A) the first (1st) anniversary of the Closing Date and (B) the date on which the 2016/2017 Financial Statements (as defined below) are delivered to Purchaser or the Purchaser Designees, Sellers shall cooperate, in good faith, with Purchaser’s efforts to cause the Independent Accounting Firm to deliver, or to cause to be delivered, to Purchaser or the Purchaser Designees (A) audited consolidated balance sheet and the related consolidated statement of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows of Sellers, as of and for the fiscal year ended December 31, 2016, in each case prepared by the Independent Accounting Firm, with an unqualified opinion (other than a going concern qualification) and acceptable to each of the Independent Accounting Firm and Grant Thornton LLP, in its capacity as Purchaser’s outside accountants, for inclusion, where appropriate, in Purchaser’s consolidated financial statements and for filing with the Securities and Exchange Commission (the “2016 Audited Financials”) and (B) unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows, of Sellers as of and for the three-month periods ended March 31, 2017 and March 31, 2016 (together with the 2016 Audited Financials, the “2016/2017 Financial Statements”); provided, that, for the purposes of Section 10.3(c) , Sellers’ respective obligations under this Section 9.12 shall not be considered, and shall not be taken into consideration in determining Sellers’ compliance with, obligations or agreements of Sellers under this Agreement; and (ii) Purchaser shall pay to the Independent Accountant, when due and accompanied by customary documentation reasonably acceptable to Purchaser, an amount, in cash, equal to the amount owed by Sellers to the Independent Accountant in connection with the preparation of the 2016/2017 Financial Statements, including any audit and review costs, and otherwise incidental to Purchaser’s compliance with reporting obligations under the Federal securities laws.

9.13    Privileged Information. To the extent that any Acquired Documents include materials or other information that may be subject to attorney-client privilege, work product doctrine, or any other applicable privilege or doctrine concerning any pending, threatened, or prospective suit, action, inquiry, dispute, proceeding, investigation, or arbitration, the parties agree that it is their mutual desire, intention, and understanding that the sale by Sellers, and acquisition by Purchaser, of such Acquired Documents is not intended to, and shall not, waive or diminish the continued protection of any such materials or other information under the attorney-client privilege, work product doctrine, or other applicable privilege or doctrine.

ARTICLE X.

CONDITIONS TO FUNDING; CLOSING

10.1    Conditions Precedent to the Funding Date Obligations of Purchaser and Sellers. The respective obligations of Sellers to consummate the transactions contemplated by Section 4.3 of this Agreement and of Purchaser to consummate the transactions contemplated by Section 4.4 of this Agreement are subject to the satisfaction or written waiver, on or prior to the Funding Date, of each of the following conditions (any or all of which may be waived in writing by Sellers and Purchaser in whole or in part to the extent permitted by applicable Law):

a.     there shall not be in effect any statute, rule, regulation, Law or Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

b.the Bankruptcy Court shall have entered the Sale Order, and as of the Funding Date, the Bid Procedures Order and Sale Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented, or otherwise modified in any material respect without the prior written consent of each of the Sellers and Purchaser.
10.2    Conditions Precedent to the Funding Date Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by Section 4.3 of this Agreement are subject to the fulfillment, on or prior to the Funding Date, of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part to the extent permitted by applicable Law):

a.     the representations and warranties of Purchaser set forth in Article VI hereof shall be true and correct in all material respects as of the Funding Date as though made on and as of the Funding Date (except for such representations and warranties made as of a certain date, which shall be true and correct in all material respects as of such date as though made on and as of such date) and Sellers shall have received from Purchaser a certificate signed by an authorized officer of Purchaser, dated the Funding Date, to the foregoing effect;

b.Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Funding Date, and Sellers shall have received from Purchaser a certificate signed by an authorized officer of Purchaser, dated the Funding Date, to the foregoing effect;

c.Purchaser shall have delivered, or caused to be delivered, to the Escrow Agent all of the items set forth in Section 4.4; and

d.Purchaser shall have, or shall have caused the Purchaser Designees to, obtain, effective on or prior to the Funding Date, a full and unconditional release of all of the obligations of Sellers and their Affiliates under each of the Support Obligations and delivered evidence thereof to Sellers in form and substance reasonably satisfactory to Sellers.

10.3    Conditions Precedent to the Funding Date Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by Section 4.4 of this Agreement are subject to the fulfillment, on or prior to the Funding Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

a.     Sellers shall have delivered to Purchaser (i) a copy of the Sale Order (and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Funding Date and the Sale Order shall be non-appealable and not otherwise subject to review, reversal, modification or amendment, by appeal or writ of certiorari) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers;

b.the representations and warranties of Sellers set forth in Article V hereof shall be true and correct in all material respects as of the Funding Date as though made on and as of the Funding Date (except for such representations and warranties made as of a certain date, which shall be true and correct in all material respects as of such date as though made on and as of such date and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Funding Date, to the foregoing effect;

c.Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Sellers on or prior to the Funding Date (other than Section 9.12), and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated such Funding Date, to the forgoing effect;
d.All of the Assigned Contracts (unless otherwise expired) set forth in Section 10.3(d) of the Seller Disclosure Schedule, shall be assignable to Purchaser without the consent of the counterparty to such Assigned Contract for such assignment (or such consent shall have been received prior to the Funding Date);

e.Sellers shall have delivered, or caused to be delivered, to Outside Counsel or the Escrow Agent all of the items set forth in Section 4.3; and

f.Purchaser or the Purchaser Designees shall have received all of the Acquired Permits (to be effective as of the Closing Date) necessary for it or them to acquire and own the Acquired Assets and to conduct the Business immediately after the Closing Date.

10.4    Conditions Precedent to the Closing Date Obligations of Purchaser and Sellers. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers and Purchaser in whole or in part to the extent permitted by applicable Law):
a.     there shall not be in effect any statute, rule, regulation, Law or Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

b.     the Bankruptcy Court shall have entered the Sale Order, and as of the Closing Date, the Bid Procedures Order and Sale Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented, or otherwise modified in any material respect without the prior written consent of each of the Sellers and Purchaser.

10.5    Failure Caused by Party’s Failure to Comply. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Sections 10.1 through 10.4 (inclusive), as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI.

TAXES
11.1    Additional Tax Matters.

a.     Any sales, use, transfer, deed, fixed asset, stamp, documentary stamp or other similar type Taxes and recording charges (each, a “Transfer Tax”) which may be payable by reason of the acquisition of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers. Purchaser and Sellers shall, or, in the case of Purchaser, shall cause the Purchaser Designees to, cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence. Purchaser and Sellers further agree, upon request, to, or, in the case of Purchaser, shall cause the Purchaser Designees to, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

b.All real and personal property Taxes and similar ad valorem taxes (“Property Taxes”) imposed on, or levied with respect to, the Acquired Assets for any Tax Period commencing on or prior to the Closing Date and ending on or after the Closing Date (a “Straddle Period”) shall be prorated between Purchaser or the Purchaser Designees and Sellers as of the end of the Closing Date, with (a) Sellers being liable for such Taxes attributable to any portion of a Straddle Period ending on the Closing Date and (b) Purchaser or the Purchaser Designees being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on the Closing Date shall be allocated to Sellers based upon the number of days in the Straddle Period ending on the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser or the Purchaser Designees based upon the number of days in the Straddle Period beginning after the Closing Date. For purposes of Sections 2.3 and 2.4, all Liabilities for Taxes other than Property Taxes imposed for a Straddle Period shall be determined for the portion of the Straddle Period ending on the Closing Date as if the Closing Date was the last day of the relevant Taxable Period.

c.The purchase price, and any items treated as purchase price for relevant income Tax purposes, shall be allocated to the Acquired Assets for all Tax purposes in accordance with Schedule 11.1(c), which Purchaser and Sellers acknowledge and agree has been prepared in a manner consistent with the fair market value of the Acquired Assets and, as applicable, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign law, as appropriate), and which may be amended by the mutual written consent by the parties after the Closing (such schedule, the

“Allocation Schedule”). Purchaser and Sellers shall, or, in the case of Purchaser, cause the Purchaser Designees to, report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Body or any other proceeding); provided, however, that nothing contained herein shall prevent Purchaser, the Purchaser Designees, or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation Schedule with respect to any Taxes for which such party is responsible pursuant to this ARTICLE XI, and neither Purchaser nor the Purchaser Designees nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging the contents of the Allocation Schedule. Purchaser and Sellers shall, or, in the case of Purchaser, cause the Purchaser Designees to, cooperate in the filing of any forms (including IRS Form 8594 under Section 1060 of the Code) with respect to the contents of the Allocation Schedule, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 11.1(c) shall survive the Closing without limitation.

d.Purchaser and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, the Purchaser Designees, or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Sellers shall, or, in the case of Purchaser, cause the Purchaser Designees to, cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets. Sellers shall promptly notify Purchaser or the Purchaser Designees in writing upon receipt by Sellers of notice of any pending or threatened Tax audits, assessments or other proceedings relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Acquired Assets or the Business or otherwise be binding on or adversely affect Purchaser or the Purchaser Designees. Each of Purchaser and Sellers shall, or, in the case of Purchaser, cause the Purchaser Designees to, promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price allocation.

ARTICLE XII.

MISCELLANEOUS
12.1    Payment of Expenses. Whether or not the transactions contemplated hereby are consummated, Sellers shall be responsible for all of its expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to Section 8.3(a), whether or not the transactions contemplated hereby are consummated, Purchaser shall be responsible for all of its expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2    Survival of Representations and Warranties. The parties hereto agree that the representations and warranties, and the covenants and agreements to be performed prior to the Closing, contained in this Agreement shall not survive, and thus shall expire upon, the Closing. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant, until fully performed.

12.3    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4    Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.5    Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6    Jurisdiction, Waiver of Jury Trial.

a.     THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER THE PARTIES HERETO AND ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

b.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7    Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) day after being sent by overnight courier or when sent by facsimile transmission or email PDF format (with a confirming copy sent by overnight courier), and (iii) three (3) days after being sent by registered or certified mail, postage prepaid, as follows:

If to Sellers, to:
Chieftain Sand and Proppant, LLC 331 27th Street New Auburn, WI 54757 Attention: Victor Serri Facsimile: E-mail: vserri@chieftainsand.com
With a copy (which shall not constitute effective notice) to:
Gibbons P.C. 300 Delaware Avenue, Ste. 1015 Wilmington, DE 19801 Attention: Howard A. Cohen and Lawrence A. Goldman Facsimile: 302-397-2323 E-mail: hcohen@gibbonslaw.com; lgoldman@gibbonslaw.com
If to Purchaser or the Purchaser Designees, to:

Mammoth Energy Services, Inc.
4727 Gaillardia Parkway, Suite 200
Oklahoma City, OK 73134
Attention: Mark Layton
Facsimile: 405-242-4203
E-mail: mlayton@mammothenergy.com

with a copy to (which shall not constitute effective notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Seth R. Molay, P.C.
E-mail: smolay@akingump.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.
12.8    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of Law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent will be void; provided, however, that Purchaser may assign all of its rights and all of its obligations hereunder to an Affiliate or the Purchaser Designees prior to the Closing. For the avoidance of doubt, the parties hereto acknowledge and agree that following an assignment of its rights and obligations hereunder to an Affiliate (i) Purchaser shall not receive any Acquired Assets or assume any Assumed Liabilities, respectively, and (ii) except in the event that such Affiliate is a Purchaser Designee, Purchaser shall have no rights or obligations hereunder or in connection herewith. Except as otherwise expressly provided in this Section 12.8, no assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any permitted assignment, the references in this Agreement to Sellers or Purchaser will apply to any such assignee unless the context otherwise requires.

12.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.10    Injunctive Relief; Limitations on Relief.

a.     The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement and, accordingly, Purchaser or the Purchaser Designees and Sellers shall be entitled to seek injunctive relief with respect to any such breach, including without limitation, specific performance of such covenants, promises or agreements or an Order enjoining the other party from any threatened, or from the continuation of any actual breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.10 shall be in addition to any other rights which Purchaser and Sellers may have at Law or in equity pursuant to this Agreement.

12.11    Non-Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, advisor, lawyer, agent, representative, incorporator, member, partner or equityholder of Sellers or Purchaser shall have any liability for (i) any obligations or liabilities of Sellers or Purchaser under this Agreement or the certificate of incorporation and by-laws or comparable organizational documents of Sellers or Purchaser, or (ii) any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.12    Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

12.13    Miscellaneous.

a.     Certain Interpretations. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

i.All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

ii.All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

iii.The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

iv.The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

v.When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

vi.Any reference in this Agreement to $ shall mean U.S. dollars.

vii.Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

viii.The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

b.The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

c.This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the parties and there is to be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

d.Each of Purchaser, on the one hand, and each Seller, on the other hand, acknowledges hereby that the other may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

MAMMOTH ENERGY SERVICES, INC.

By:	/s/ Mark Layton_______________
Name: Mark Layton
Title: Chief Financial Officer
SELLERS:
CHIEFTAIN SAND AND PROPPANT, LLC

By:	/s/ Vic Serri__________________
Name: Vic Serri
Title: Chief Executive Officer

CHIEFTAIN SAND AND PROPPANT BARRON, LLC

By:	/s/ Vic Serri__________________
Name: Vic Serri
Title: Chief Executive Officer